Exhibit 10.25

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

Dated: May 28, 2013

Among

LTN ACQUISITION, LLC,
LTN STAFFING, LLC,

BG STAFFING, LLC,

BG PERSONNEL SERVICES, LP,

BG PERSONNEL, LP, and

B G STAFF SERVICES INC.
As Companies hereunder

and

LEGG MASON SBIC MEZZANINE, L.P.,

BROOKSIDE PECKS CAPITAL PARTNERS, L.P., and

BROOKSIDE MEZZANINE FUND II, L.P.
As Lenders hereunder

i

(continued)

ii

(continued)

iii

(continued)

iv

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT made and entered into May 28, 2013, by and among (i) LTN ACQUISITION, LLC, a Delaware limited liability company (the “Parent”), LTN STAFFING, LLC, a Delaware limited liability company formerly known as LTN Operating Co., LLC and wholly-owned subsidiary of the Parent (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company and wholly-owned subsidiary of LTN Staffing (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership and subsidiary of LTN Staffing (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership and subsidiary of LTN Staffing (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation and wholly-owned subsidiary of LTN Staffing (“B G Staff Services”; and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”; and, together with the Parent and the Borrowers, collectively, the “Companies” and each a “Company”), parties of the first part, and (ii) LEGG MASON SBIC MEZZANINE FUND, L.P., a Delaware limited partnership (“Calvert”), BROOKSIDE PECKS CAPITAL PARTNERS, L.P., a Delaware limited partnership (“Brookside”; and, together with Calvert, collectively, the “2007 Lenders”) and BROOKSIDE MEZZANINE FUND II, L.P., a Delaware limited partnership (“Brookside II”; and, together with the 2007 Lenders, collectively, the “Lenders” and each a “Lender”).

BACKGROUND

WHEREAS, the 2007 Lenders have heretofore provided the Borrowers with two (2) senior subordinated loans in the aggregate amount of Nine Million Dollars ($9,000,000.00) (the “Existing Senior Subordinated Loans”), pursuant to the terms and conditions of that certain Securities Purchase Agreement dated October 17, 2007 by and among the Companies and the 2007 Lenders, (as modified and amended in accordance with the terms and conditions of (i) that certain First Amendment to Securities Purchase Agreement dated September 29, 2008 by and among the Parent, LTN Staffing and the 2007 Lenders, (ii) that certain Second Amendment to Securities Purchase Agreement dated October 7, 2009 by and among the Parent, LTN Staffing and the 2007 Lenders, (iii) that certain Third Amendment to Securities Purchase Agreement dated March 12, 2010 by and among the Parent, LTN Staffing and the 2007 Lenders, (iv) that certain Fourth Amendment to Securities Purchase Agreement dated May 24, 2010 by and among the Companies and the 2007 Lenders, (v) that certain Fifth Amendment to Securities Purchase Agreement dated December 13, 2010 by and among the Companies and the 2007 Lenders, (vi) that certain Sixth Amendment to Securities Purchase Agreement dated November 21, 2011 by and among the Companies and the 2007 Lenders and (vii) that certain Seventh Amendment to Securities Purchase Agreement dated December 3, 2012 by and among the Companies and the 2007 Lenders, collectively, the “Existing Purchase Agreement”); and

WHEREAS, pursuant to the Existing Purchase Agreement, as a condition to the 2007 Lenders’ agreement to make the Existing Senior Subordinated Loans, the Parent agreed to issue certain Class A Units to each of the 2007 Lenders for no additional consideration; and

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WHEREAS, in connection with the Existing Senior Subordinated Loans, the Borrowers have executed and delivered (i) the Existing Purchase Agreement, (ii) that certain 2011 Restated Senior Subordinated Note dated November 21, 2011 executed by the Borrowers in favor of Brookside (as modified through the date hereof, the “Brookside Existing Senior Subordinated Note”), (iii) that certain 2011 Restated Senior Subordinated Note dated November 21, 2011 executed by the Borrowers in favor of Calvert (as modified through the date hereof, the “Calvert Existing Senior Subordinated Note”; and, together with the Brookside Existing Senior Subordinated Note, collectively, the “Existing Senior Subordinated Notes”) and (iii)  that certain Amended and Restated Guaranty and Suretyship dated November 21, 2011 executed by the Parent in favor of the 2007 Lenders (as modified through the date hereof, the “Existing Guaranty”; and, together with the Existing Purchase Agreement, the Existing Senior Subordinated Notes and all other such documents executed in connection with the Existing Senior Subordinated Loans, collectively, the “Existing Loan Documents”); and

WHEREAS, at the request of the Borrowers, Brookside II and Calvert have agreed to make two (2) additional senior subordinated loans to the Borrowers in the aggregate amount of Six Million Dollars ($6,000,000.00), with warrants under which Brookside II and Calvert shall have the right to acquire additional Class A Units in the Parent, on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the proceeds of such additional senior subordinated loans will be used by LTN Staffing to, among other things: (i) finance a portion of the costs relating to its acquisition (the “InStaff Purchase Transaction”) of substantially all of the assets of InStaff Holding Corporation, a Texas corporation (“InStaff Holding”) and InStaff Personnel, LLC, a Texas limited liability company and a wholly-owned subsidiary of InStaff Holding (“InStaff Personnel”; and, together with InStaff Holding, the “InStaff Sellers”); and (ii) pay certain transaction costs and expenses of the Companies in connection with the InStaff Acquisition, the Redocumentation (as defined below) and related transactions; and

WHEREAS, the InStaff Acquisition will directly or indirectly benefit the business of the other Borrowers and, therefore, such other Borrowers are willing to be co-borrowers with LTN Staffing with respect to the additional senior subordinated loans described above; and

WHEREAS, such senior subordinated loans are to be made by Brookside II and Calvert to the Borrowers and such warrants are to be issued by the Parent to Brookside II and Calvert, on the terms and subject to the conditions hereinafter; and

WHEREAS, in connection with the making of such additional senior subordinated loans, the Lenders are requiring that the Borrowers enter into this Agreement and all documents required hereby, under which, among other things, certain of the Existing Loan Documents and certain other documents executed in connection with the Existing Senior Subordinated Loans shall be modified, amended and/or restated (collectively, the “Redocumentation”).

NOW, THEREFORE, in consideration of the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto have agreed as follows:

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SECTION 1. DEFINITIONS.

1.1 General Provisions. Unless expressly provided otherwise in this Agreement or in the Loan Documents, or unless the context requires otherwise:

(a) all terms used herein and in the Loan Documents that are defined in the UCC, as amended from time to time, shall have the meanings set forth therein;

(b) all capitalized terms defined in this Agreement shall have the defined meanings when used in the Loan Documents and in any other documents made or delivered pursuant to this Agreement;

(c) the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders;

(d) all references to any particular party defined herein shall be deemed to refer to each and every person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

(e) all references to “Sections,” “Subsections,” “Paragraphs” and “Subparagraphs” shall refer to provisions of this Agreement;

(f) all references to time herein means Eastern Standard Time or Eastern Daylight Time, as then in effect; and

(g) all references to sections, subsections, paragraphs or other provisions of statutes or regulations shall be deemed to include successor, amended, renumbered and replacement provisions.

1.2 Defined Terms. As used herein (including the Background provisions hereof) and in the heading of this Agreement, the following terms have the meanings indicated, unless the context otherwise requires:

“Accounting Firm” means the public accounting firm serving as the accountants to the Companies selected by the Parent and reasonably satisfactory to the Lenders.

“Accumulated Funding Deficiency” means any accumulated funding deficiency as defined in ERISA §302(a).

“Additional Debt” has the meaning ascribed to it in Section 6.15(b).

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“Adjusted EBITDA” means, for any applicable period, (i) EBITDA, plus (ii) fees or other compensation paid by the Parent to members of the Board in consideration for their service as Board members which exceed the normal and customary level of fees and compensation paid for similar services by other similarly situated companies, plus (iii) fees or other compensation paid by any Subsidiary of the Parent to members of its board of directors, board of managers or similar governing body in consideration for their service as members thereof which exceed the normal and customary level of fees and compensation paid for similar services by other similarly situated companies plus (iv) compensation (including salary, bonus and benefits) paid by the Parent and its Subsidiaries to their executive personnel which exceeds the normal and customary level of compensation paid to executive personnel by similarly situated companies, it being understood that the determination regarding excess compensation and fees under clauses (ii) through (iv) of this definition shall be made in good faith by the Lenders based upon such data and information that the Lenders reasonably deem appropriate, all of the foregoing as determined by reference to the consolidated audited and other financial statements of the Parent and its Subsidiaries required to be furnished by the Parent to the Lenders under and pursuant to Section 6.1; provided, however, the Lenders shall have the good faith right to have the determination of Adjusted EBITDA verified by the Accounting Firm, at the Parent’s expense, in which event the Parent shall provide the Accounting Firm with such information as it reasonably requests in order to so verify Adjusted EBITDA.

“Affiliate” means, with respect to any applicable Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, (i) ”control” of a Person means the power, directly or indirectly, either to (A) vote ten percent (10%) or more of the capital stock having ordinary voting power for the election of directors of such Person (or similar ownership interests in voting power in the case of control of a Person other than a corporation), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and (ii) each Company shall be deemed an Affiliate of each other Company.

“Agreement” means this Amended and Restated Securities Purchase Agreement and any future amendments, restatements, modifications or supplements hereof or hereto.

“API” means American Partners, Inc., a Rhode Island corporation.

“API Purchase Agreement” means that certain Asset Purchase Agreement dated as of December 3, 2012 by and among BG Staffing, the Parent, API and the API Selling Persons

“API Purchase Transaction” means the purchase by BG Staffing of certain of the assets of and the assumption by BG Staffing of certain liabilities of API, pursuant to the terms of the API Purchase Agreement.

“API Selling Persons” means, collectively, Thomas Leonard, Justin Franks and Ronald Wnek.

“Appraiser” means an independent, nationally recognized investment bank or other qualified institution having experience valuing companies in the business of providing temporary employees such as the Companies.

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“Authorized Officer” means, collectively and with respect to any Company, the President, the Chief Financial Officer, or any other officer of such Company designated as an Authorized Officer in writing to the Lenders by the President or Chief Financial Officer of such Company with the approval of the Board.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 of the United States Code, as amended, or any successor law thereto, and any rules promulgated in connection therewith.

“Bankruptcy Event of Default” means, collectively, an Event of Default under Section 8.1(e) or Section 8.1(f).

“BG Purchase Agreement” means that certain Purchase Agreement dated May 24, 2010 by and among BG Staffing, the BG Sellers, the Sellers’ Agent (as defined therein), BG Personnel Services, BG Personnel and B G Staff Services.

“BG Purchase Transaction” means the purchase by BG Staffing of all of the Capital Stock of BG Personnel Services, BG Personnel and B G Staff Services, pursuant to the terms of the BG Purchase Agreement.

“BG Sellers” means the “Sellers” as defined in the BG Purchase Agreement.

“BG Staffing” has the meaning ascribed to it in the heading to this Agreement.

“BG Personnel” has the meaning ascribed to it in the heading to this Agreement.

“BG Personnel Services” has the meaning ascribed to it in the heading to this Agreement.

“B G Staff Services” has the meaning ascribed to it in the heading to this Agreement.

“Board” means the Board of Managers of the Parent, as comprised from time to time pursuant to Section 4.1 of the LLC Agreement.

“Borrower” and “Borrowers” each has the meaning ascribed to it in the heading to this Agreement.

“Brookside” has the meaning ascribed to it in the heading to this Agreement. Brookside is a small business investment company licensed by the SBA pursuant to the SBIC Act.

“Brookside Accrued PIK Interest Payment” has the meaning ascribed to it in Section 2.3(a).

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“Brookside Existing Senior Subordinated Note” has the meaning ascribed to it in the Background provisions hereof.

“Brookside Senior Subordinated Loan” means the loan evidenced by the Brookside Senior Subordinated Note.

“Brookside Senior Subordinated Note” means the 2013 Amended and Restated 14% Senior Subordinated Note in the principal amount of Four Million Six Hundred Ninety-Six Thousand One Hundred One 09/100 Dollars ($4,696,101.09) executed and delivered by the Borrowers in favor of Brookside on the date hereof pursuant to Section 2.3(a)(i), and any future amendments, restatements, modifications or supplements thereof or thereto.

“Brookside SubDebt Units” means, collectively, the fifty-two thousand two hundred five and one-half (52,205.5) Class A Units of the Parent currently held by Brookside, which Class A Units were issued by the Parent to Brookside in connection with the making of the Brookside Senior Subordinated Loan pursuant to Section 2.2(a)(ii) of the Existing Purchase Agreement.

“Brookside II” has the meaning ascribed to it in the heading to this Agreement. Brookside II is a small business investment company licensed by the SBA pursuant to the SBIC Act.

“Brookside II Facility Fee” has the meaning ascribed to it in Section 2.10(a).

“Brookside II Senior Subordinated Loan” means the loan evidenced by the Brookside II Senior Subordinated Note.

“Brookside II Senior Subordinated Note” means the 14% Senior Subordinated Note in the principal amount of Four Million Dollars ($4,000,000.00) executed and delivered by the Borrowers in favor of Brookside II on the date hereof pursuant to Section 2.1(a)(i), and any future amendments, restatements, modifications or supplements thereof or thereto.

“Brookside II Warrant” means the Warrant executed and delivered by the Parent in favor of Brookside II on the date hereof pursuant to Section 2.1(a)(ii), under which Brookside II has the right to purchase Class A Units of the Parent described therein, and any future amendments, restatements, modifications or supplements thereof or thereto.

“Brookside II Warrant Units” means, collectively, Class A Units of the Parent required to be issued, or which has been issued (as appropriate), upon exercise of the Brookside II Warrant.

“Business Day” means a day other than a Saturday, Sunday or legal holiday under the laws of the State of Maryland or the State of Connecticut.

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“Business Plan” has the meaning ascribed to it in Section 3.10(c).

“Calvert” has the meaning ascribed to it in the heading to this Agreement. Calvert is a small business investment company licensed by the SBA pursuant to the SBIC Act.

“Calvert Accrued PIK Interest Payment” has the meaning ascribed to it in Section 2.2(b).

“Calvert Class A Purchased Units” means, collectively, the Fifty Thousand (50,000) Class A Units acquired by Calvert from the Parent at a purchase price of Ten Dollars ($10.00) per unit in connection with the making of the Calvert Senior Subordinated Loan No. 1 and the transactions contemplated by the Existing Purchase Agreement.

“Calvert Existing Senior Subordinated Note” has the meaning ascribed to it in the Background provisions hereof.

“Calvert Facility Fee” has the meaning ascribed to it in Section 2.10(b).

“Calvert Senior Subordinated Loan No. 1” means the loan evidenced by the Calvert Senior Subordinated Note No. 1.

“Calvert Senior Subordinated Loan No. 2” means the loan evidenced by the Calvert Senior Subordinated Note No. 2.

“Calvert Senior Subordinated Loans” means, collectively, (i) the Calvert Senior Subordinated Loan No. 1 and (ii) the Calvert Senior Subordinated Loan No. 2.

“Calvert Senior Subordinated Note No. 1” means the 2013 Amended and Restated 14% Senior Subordinated Note in the principal amount of Four Million Six Hundred Ninety-Six Thousand One Hundred One 09/100 Dollars ($4,696,101.09) executed and delivered by the Borrowers in favor of Calvert on the date hereof pursuant to Section 2.2(b), and any future amendments, restatements, modifications or supplements thereof or thereto.

“Calvert Senior Subordinated Note No. 2” means the 14% Senior Subordinated Note in the principal amount of Two Million Dollars ($2,000,000.00) executed and delivered by the Borrowers in favor of Calvert on the date hereof pursuant to Section 2.2(a)(i), and any future amendments, restatements, modifications or supplements thereof or thereto.

“Calvert Senior Subordinated Notes” means, collectively, (i) the Calvert Senior Subordinated Note No. 1 and (ii) the Calvert Senior Subordinated Note No. 2

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“Calvert SubDebt Units” means, collectively, the fifty-two thousand two hundred five and one-half (52,205.5) Class A Units of the Parent currently held by Calvert, which Class A Units were issued by the Parent to Calvert in connection with the making of the Calvert Senior Subordinated Loan No. 1 pursuant to Section 2.1(a)(ii) of the Existing Purchase Agreement.

“Calvert Warrant” means the Warrant executed and delivered by the Parent in favor of Calvert on the date hereof pursuant to Section 2.2(a)(ii), under which Calvert has the right to purchase Class A Units of the Parent described therein, and any future amendments, restatements, modifications or supplements thereof or thereto.

“Calvert Warrant Units” means, collectively, Class A Units of the Parent required to be issued, or which has been issued (as appropriate), upon exercise of the Calvert Warrant.

“Capital Contribution Agreement” means that certain Capital Contribution Agreement dated the date hereof, by and among the Sponsor, LTN Staffing, BG Staffing, BG Personnel Services, BG Personnel and B G Staff Services, and the Lenders, pursuant to which the Sponsor has agreed following the occurrence of a Default or an Event of Default to make certain capital contributions into LTN Staffing and/or BG Staffing, as appropriate, for the purpose of funding Earn-Out Payments due under the Purchase Agreements, on the terms and conditions set forth therein.

“Capital Expenditures” means, collectively and with respect to any Person and its Subsidiaries and for any applicable period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of such Person and its Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including without limitation Capitalized Lease Obligations).

“Capitalized Lease Obligations” means, collectively with respect to any Person and its Subsidiaries and for any applicable period, the obligations of such Person and its Subsidiaries to pay rent or other amounts under any lease of or other arrangement conveying the right to use real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of such Person and its Subsidiaries pursuant to and accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, Partnership Interests (whether general or limited), (iv) in the case of a limited liability company, Membership Interests, (v) any other equity interest or participation in an issuing Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (vi) any Capital Stock described in the foregoing clauses (i) through (v) that is issuable upon the exercise of any warrant, option, convertible security or otherwise having the characteristics of a Capital Stock equivalent, provided that Capital Stock shall not mean any executive compensation or other similar benefit program whereby an organization provides bonuses or other compensation in cash only to its executives and other employees.

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“Cash Equivalents” means: (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within ninety (90) days from the date of acquisition; (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within ninety (90) days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc.; (iii) time deposits and certificates of deposit maturing within ninety (90) days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000.00) and that has (or is a Subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc.; (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above; and (v) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the type described in clause (i) above.

“Cash Interest Expense” means, for any period, the aggregate amount of interest actually paid by the Borrowers during such period in respect to Total Debt (including, without limitation, the interest portion, determined in accordance with GAAP, of all lease payments accrued during such period in respect of all leases which should have been or must be, in accordance with GAAP, recorded as capital leases).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

“Change of Control” means (i) if any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) other than the members of the Parent on the Closing Date shall beneficially own (A) Units having at least fifty percent (50%) of the Total Voting Power of the Parent, or (B) Units of the Parent having at least fifty percent (50%) of the economic interests of the Parent, (ii) if the Sponsor at any time does not have the right to appoint a majority of the Board members pursuant to Section 4.1(b)(i) of the LLC Agreement, (iii) if the Parent shall own less than all of the Membership Interests of LTN Staffing, (iv) if LTN Staffing shall own less than all of the Membership Interests of BG Staffing, (v) if LTN Staffing shall cease, directly or indirectly, to own and control legally 100% of the Capital Stock of any of the other Borrowers or (vi) any other Company shall own less than all of the Capital Stock of a Subsidiary thereof, whether now or hereafter in existence.

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“Class A Units” has the meaning ascribed to it in the LLC Agreement representing a class of Membership Interest in the Parent.

“Class B Units” has the meaning ascribed to it in the LLC Agreement representing a class of Membership Interest in the Parent.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.1 have been satisfied.

“Closing Fees” means, collectively, those fees due and payable by the Borrowers to Brookside II and Calvert pursuant to Section 2.10.

“COBRA Continuation Coverage” means those provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, found in Code §4980B(f), which impose certain continuation coverage requirements upon group health plans in order for such plans to retain certain tax advantages.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law thereto, and any regulations promulgated thereunder.

“Company” and “Companies” each has the meaning ascribed to it in the heading to this Agreement.

“Compliance Certificate” means a certificate in the form of Exhibit ”A” attached hereto and made a part hereof executed by an Authorized Officer of the Companies certifying as to the matters therein described.

“Contamination” means the presence of any Hazardous Substance which may require Remedial Actions under applicable law.

“Controlled Group Member” means:

(i) any corporation included with any Company in a controlled group of corporations within the meaning of Code §414(b);

(a)   any trade or business (whether or not incorporated) which is under common control with any Company within the meaning of Code §414(c); and

(b)   any member of an affiliated service group of which any Company is a member within the meaning of Code §414(m).

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“Debt” means, with respect to any Person at any applicable time (without duplication), (i) all obligations of such Person for borrowed money (including, in the case of the Companies, the Senior Debt), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including, in the case of the Companies, the indebtedness and other obligations of the Companies in respect of the Earnout Payments), (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (v) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guaranty Obligations of such Person, (vii)   the principal portion of all Capitalized Lease Obligations, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate or commodity price hedging agreements, (ix) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (x) all preferred stock or similar preferred interests issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, and (xi) any other item of indebtedness or liability that would be reflected on the liabilities side of a balance sheet of such Person in accordance with GAAP (other than accounts payable arising in the ordinary course of such Person’s business). The Debt of any Person shall also include the Debt of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

“Debt Service” means, for any period, the sum of (i) Cash Interest Expense for such period and the principal portion of Borrowers’ Total Debt payable during such period (excluding payments required to be made pursuant to Section 2.2(d) of the Senior Loan Agreement), determined in accordance with GAAP, plus (ii) the aggregate amount of Earn Out Payments paid in cash by any Borrower for such period, plus the aggregate amount of Deferred Debt Payments paid in cash by any Borrower for such period.

“Debt Service Coverage Ratio” means the ratio of (a) EBITDA plus (i) all Earn Out Payments made by any Borrower for such period to the extent treated as an expense, plus (ii) all Management Fees due to Taglich Brothers, Inc. and its affiliates which the Borrowers have accrued but not paid, plus (iii) all other non-cash items, less (iv) all distributions made to the members, shareholders or partners of the Borrowers (other than distributions to other Borrowers), less (v) federal and state income taxes paid by the Borrowers for such period, less (vi) Capital Expenditures (other than Capital Expenditures financed with the proceeds of purchase money Debt or capital leases to the extent permitted under this Agreement), to (b) consolidated Debt Service.

“Default” means any event specified in Section 8.1, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.

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“Default Rate” means a rate per annum equal to seventeen percent (17%) or, if less, the highest rate permitted by applicable law.

“Deferred Debt Payables” means payments required to be made by Borrowers (or any one of them) on deferred Debt.

“Deferred Debt Payments” means payments made by Borrowers (or any one of them) on deferred Debt.

“Earn Out Payables” means, collectively, (i) those payments required to be made by LTN Staffing pursuant to Section 1.6 of the JNA Purchase Agreement, (ii) those payments required to be made by BG Staffing pursuant to Section 1.6 of the Extrinsic Purchase Agreement, (iii) those payments required to be made by BG Staffing pursuant to Section 1.6 of the API Purchase Agreement, and (iv) those payments required to be made by LTN Staffing pursuant to Section 1.6 of the InStaff Purchase Agreement.

“Earn Out Payments” means, collectively, (i) those payments made or required to be made by LTN Staffing pursuant to Section 1.6 of the JNA Purchase Agreement, (ii) those payments made or required to be made by BG Staffing pursuant to Section 1.6 of the Extrinsic Purchase Agreement, (iii) those payments made or required to be made by BG Staffing pursuant to Section 1.6 of the API Purchase Agreement and (iv) those payments made or required to be made by LTN Staffing pursuant to Section 1.6 of the InStaff Purchase Agreement.

“EBITDA” means for any period, the consolidated net income of Borrowers, determined in accordance with GAAP consistently applied, plus (i) Interest Expense for such period, plus (ii) federal and state income taxes of Borrowers for such period, plus (iii) all depreciation and amortization of capitalized costs for such period, plus (iv) actual closing costs in an amount not to exceed Five Hundred Thousand Dollars ($500,000) incurred by Borrowers in connection with closing the Extrinsic Purchase Transaction, provided that such closing costs are verified by Lenders and consented to by Lenders in their sole discretion, plus (v) actual closing costs in an amount not to exceed Four Hundred Thousand Dollars ($400,000) incurred by the Borrowers in connection with the closing of the API Purchase Transaction, provided that such closing costs are verified by Lenders and consented to by Lenders in their sole discretion, plus (vi) actual closing costs in an amount not to exceed Five Hundred Thousand Dollars ($500,000) incurred by the Borrowers in connection with the closing of the InStaff Purchase Transaction, provided that such closing costs are verified by Lenders and consented to by Lenders in their sole discretion.

“Employee Pension Plan” means any employee pension benefit plan as defined in ERISA § 3(2) and which is (i) maintained by any Company or any Controlled Group Member, and (ii) qualified under Code §401.

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“Environmental Control Statutes” means, collectively, any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances including, without limitation, CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the United States Department of Labor or the PBGC.

“Event of Default” means any event specified in Section 8.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Exercising Lender” has the meaning ascribed to it in Section 6.16(a).

“Existing Guaranty” has the meaning ascribed to it in the Background provisions hereof.

“Existing Loan Documents” has the meaning ascribed to it in the Background provisions hereof.

“Existing Purchase Agreement” has the meaning ascribed to it in the Background provisions hereof.

“Existing Senior Subordinated Loans” has the meaning ascribed to it in the Background provisions hereof.

“Existing Senior Subordinated Notes” has the meaning ascribed to it in the Background provisions hereof.

“Extrinsic” means Extrinsic, LLC, a Delaware limited liability company.

“Extrinsic Purchase Agreement” means that certain Asset Purchase Agreement dated as of November 21, 2011 by and among BG Staffing, Extrinsic, Clarkston-Potomac Group, Inc. and Michael Lewis Miller.

“Extrinsic Purchase Transaction” means the purchase by BG Staffing of certain of the assets of and the assumption by BG Staffing of certain liabilities of Extrinsic, pursuant to the terms of the Extrinsic Purchase Agreement.

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“Fair Market Value” means, as of any date of determination in connection with a Put (but subject to the provisions of Section 6.16(e)), the purchase price at which an informed and willing buyer, under no compulsion to purchase, would purchase, and an informed and willing seller, under no compulsion to sell, would sell, all of the equity of the Parent as of the Put Date, taken as a whole, (i) determined mutually and in good faith by the Exercising Lender and the Parent, or (ii) in the event that the Exercising Lender and the Parent are unable to agree on the Fair Market Value within thirty (30) days after delivery of any Put Notice determined in good faith and on a reasonable basis without regard to (A) any restrictions on transfer of such equity under applicable securities laws or otherwise, (B) any agreement or document prohibiting or restricting the payment of dividends or stock or option repurchases, (C) any preferences (liquidation or otherwise) between different classes of Membership Interests or (D) any minority interest, illiquidity or similar discount, by an Appraiser selected by the Exercising Lender within fifteen (15) Business Days after the expiration of such thirty (30) day period, which Appraiser shall be reasonably acceptable to the Parent; in connection with which (1) the Appraiser shall have forty-five (45) Business Days following its engagement in which to determine the Fair Market Value hereunder, and its determination will be final and binding on all parties concerned; (2) all costs of determining the Fair Market Value (including the fees and charges of such Appraiser) shall be borne by the Company; and (3) the Parent covenants and agrees to provide, or cause to be provided, to the Appraiser such data, information and documents concerning the Parent and its Subsidiaries, and their businesses, as may be reasonably requested by the Appraiser in connection with its determination of the Fair Market Value hereunder.

“Financial Covenants” means, collectively, the financial covenants set forth on Schedule “A” attached hereto and incorporated herein by reference, as such financial covenants may be supplemented pursuant to Section 6.13.

“Fiscal Quarter” of the Companies means the thirteen (13) week fiscal quarter of the Companies as in effect on the date hereof.

“Fiscal Year” of the Companies means the historical twelve (12) month fiscal year of the Companies as in effect on the date hereof.

“Fully-Diluted Basis” means, as at any applicable time, the aggregate number of Units outstanding at such time, assuming the exercise, conversion or exchange of all Parent Securities then exercisable, convertible or exchanged into Units, or which will become exercisable upon the completion of a contemplated transaction and the exercise of all outstanding warrants, options or other rights to subscribe for or purchase any Parent Securities including (without limitation) the Warrants.

“Fully-Diluted Membership Percentage Interest” means, with respect to any applicable member of the Parent at any applicable time, the percentage obtained by reference to a fraction, (i) the numerator of which is the number of outstanding Units held by a member of the Parent, whether vested or not, and (ii) the denominator of which is the total number of Units outstanding, whether vested or not.

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“Funded Debt” means, collectively for the Companies and their Subsidiaries as at any applicable time (and without duplication), (i) all Debt for borrowed money (including the Senior Debt which, for purposes hereof, shall include, but not be limited to, outstanding letters of credit issued in respect thereof and the Senior Subordinated Loans, but excluding any Debt evidenced by the Earnout Payments) plus (ii) Capitalized Lease Obligations.

“Future Subsidiary” has the meaning ascribed to it in Section 6.11.

“GAAP” means, at any particular time, generally accepted accounting principles as in effect at such time, provided, however, that, if employment of more than one principle shall be permissible at such time in respect of a particular accounting matter, “GAAP” shall refer to the principle which is then employed by the Parent and its Subsidiaries with the agreement of their independent certified public accountants.

“Guaranty Obligations” means, as at any applicable time and for any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Debt of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Debt or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Debt or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Debt of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Debt, or (iv) to otherwise assure or hold harmless the owner of such Debt or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Debt in respect of which such Guaranty Obligation is made.

“Hazardous Substance” means, collectively, petroleum products and items defined in the Environmental Control Statutes as “hazardous substances,” “hazardous wastes,” “pollutants” or “contaminants” and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.

“Initial Public Offering” means the first firm commitment underwritten public offering of the common stock of the Parent (or successor thereto formed to effect such offering) registered under the Securities Act.

“InStaff Purchase Agreement” means the Asset Purchase Agreement dated the date hereof by and among LTN Staffing, the InStaff Sellers and InStaff Selling Parties, pursuant to which LTN Staffing purchased, and the InStaff Sellers sold, substantially all of the assets of the InStaff Sellers, on the terms and conditions set forth therein, and all agreements, documents and instruments required to be executed and delivered by the parties pursuant thereto.

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“InStaff Purchase Documents” means, collectively, all agreements, documents and instruments relating and pertaining to the InStaff Purchase Transaction including, without limitation, the InStaff Purchase Agreement and any bill of sale, assignment and assumption (or similar) agreement, escrow agreement, non-competition agreement, confidentiality agreement, non-solicitation agreement, closing certificates and other agreements, documents and instruments required to be delivered by the parties thereto at closing thereunder.

“InStaff Holding” has the meaning ascribed to it in the Background provisions hereof.

“InStaff Personnel” has the meaning ascribed to it in the Background provisions hereof.

“InStaff Purchase Transaction” has the meaning ascribed to it in the Background provisions hereof.

“InStaff Sellers” has the meaning ascribed to it in the Background provisions hereof.

“InStaff Selling Parties” means, collectively, (i) North Texas Opportunity Fund, L.P., a Texas limited partnership, (ii) Randy Burkhart, an individual resident of the State of Texas, (iii) Beth Garvey, an individual resident of the State of Texas, (iv) Arthur W. Hollingsworth, an individual resident of the State of Texas, and (v) John Lewis, an individual resident of the State of Texas.

“Interest Expense” means, for any period, the aggregate amount of interest expense of the Borrowers during such period, determined in accordance with GAAP.

“Investment” in any Person means, collectively, (i) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise) of assets, shares of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (ii) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business), or (iii) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person or the formation of a Subsidiary.

“JNA” means JNA Staffing, Inc., a Wisconsin corporation.

“JNA Purchase Agreement” means that certain Asset Purchase Agreement dated as of December 13, 2010 by and between LTN Staffing and JNA.

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“JNA Purchase Transaction” means the purchase by LTN Staffing of certain of the assets of and the assumption by LTN Staffing of certain liabilities of JNA, pursuant to the terms of the JNA Purchase Agreement.

“Knowledge of the Companies,” “Knowledge of any Company” or similar phrases means the knowledge of or known to any of the officers, directors or managers of any Company or what could have reasonably be expected to be known to any of such officers, directors or managers of any Company upon reasonable inquiry and investigation (taking into account their respective position and level of responsibility with such Company).

“Lender” and “Lenders” each has the meaning ascribed to it in the heading to this Agreement.

“Letter of Credit Obligations” has the meaning ascribed to it in the Senior Loan Agreement.

“Lender Indemnitees” has the meaning ascribed to it in Section 9.9.

“Lien” means, collectively, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Liquidity Event” means, collectively, (i) an Initial Public Offering or any other public offering, provided that (A) either (y) the Senior Debt is repaid in connection therewith or (z) the Senior Lender has elected not to be repaid in connection therewith and (B) the gross proceeds thereof exceed Ten Million Dollars ($10,000,000.00), or (ii) any (A) merger, consolidation or other corporate or similar reorganization or combination in which the Parent is not the non-surviving party, (B) except in connection with any transaction permitted under Section 7.5, any merger, consolidation, share exchange or other corporate or similar reorganization or combination involving any Borrower in which such Borrower is not the surviving party, (C) the Companies shall sell, lease, license, transfer, convey or otherwise dispose of, in a single transaction or a series of related transactions, more than twenty-five percent (25%) of their combined assets, or any other asset(s) which could reasonably be expected to have a Material Adverse Effect on the remaining part of the Companies’ combined business after such sale, lease, license, transfer, conveyance or other disposition, (D) the occurrence of any Change of Control, (E) the directors, members or managers of any Company, as the case may be, authorize the taking of any action which, if completed, would result in any of the events set forth in the foregoing clauses (A), (B), or (C) or (E) the cessation of the active operation of the business of any Company (whether or not such Company liquidates, dissolves or winds up its affairs).

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Parent by and among the Parent’s members, including the Lenders, as in effect on the Closing Date.

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“Loan Account” means, collectively, the account or accounts of the Borrowers on the books of the Lenders in which are recorded the payments of principal and interest made by the Borrowers to the Lenders in respect of the Senior Subordinated Notes.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Senior Subordinated Notes, (iii) the Suretyship, (iv) the Warrants, (v) the Management Fee Subordination Agreement, (iv) the Senior Lender Subordination Agreement, and (v) all other documents executed and delivered to the Lender by or on behalf of any Company or any Subsidiary in connection therewith, and any modifications, amendments, restatements, substitutions and replacements of or for any of the foregoing.

“Management Agreement” means the Management Services Agreement dated October 17, 2007 between the Parent, LTN Staffing and the Sponsor, pursuant to which Sponsor agreed to provide certain management, advisory and related services to the Companies for the Management Fees described therein, as amended by that certain Letter Agreement dated October 5, 2009 by and among the Parent, LTN Staffing and the Sponsor, as further amended by that certain Letter Agreement dated May 11, 2010 by and among the Parent, LTN Staffing and the Sponsor, as further amended by that certain Letter Agreement dated November 21, 2011 by and among the Parent, LTN Staffing, and the Sponsor.

“Management Fee Addback” means all management fees due by Borrowers to Taglich Brothers, Inc. and its affiliates, whether paid or accrued, in an amount not to exceed $175,000 in the aggregate in any fiscal year.

“Management Fees” means, collectively, management, financial advisory, consulting, investment banking, broker’s, and similar fees, together with costs, expenses and charges relating or pertaining thereto, paid to or accrued in favor of any Person.

“Management Fee Subordination Agreement” means the Amended and Restated Subordination Agreement dated the date hereof among the Company, Sponsor and the Lenders, pursuant to which the Management Fees payable under the Management Agreement are subordinated to the prior payment and satisfaction of the Obligations, on the terms and subject to the conditions (and exceptions) set forth therein, and any future amendments, restatements, modifications or supplements thereof or thereto.

“Material Adverse Change” means, collectively or individually, any material adverse change in the business, financial condition, operations, liabilities (fixed or contingent), assets, properties or prospects of the Companies taken as a whole.

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“Material Adverse Effect” means, collectively and with respect to any event, occurrence, or condition of any kind or nature, a material adverse effect on (i) the assets, liabilities, operations, profits, financial condition, business or prospects of the Companies taken as a whole, (ii) the ability of any Company to perform its respective obligations under this Agreement or any of the Loan Documents to which it is a party, or (iii) the validity or enforceability of this Agreement, any of the other Loan Documents, or any of the rights and remedies of the Lenders hereunder or thereunder.

“Material Agreements” has the meaning ascribed to it in Section 3.17.

“Maturity Date” means May 31, 2015.

“Membership Interest” means, collectively and in the context of a limited liability company, a member’s entire interest in a limited liability company including, without limitation, such member’s right to share in income, gains, losses, deductions, credits and similar items of, and to receive distributions from, such limited liability company pursuant to applicable law or the applicable operating agreement or limited liability company agreement, as appropriate, and the right to vote or participate in the management and operation and receive information pursuant to applicable law or the applicable operating agreement or limited liability company agreement, as appropriate.

“Multiemployer Plan” means a multiemployer pension plan as defined in ERISA §3(37) to which any Company or any Controlled Group Member is or has been required to contribute subsequent to September 25, 1980.

“Non-Bankruptcy Event of Default” means, collectively, any Event of Default other than a Bankruptcy Event of Default.

“OFAC” has the meaning ascribed to it in Section 3.24(a).

“Obligations” means, collectively, all liabilities, duties and obligations of the Companies to the Lenders with respect to any covenants, representations or warranties herein or in the Senior Subordinated Notes and other Loan Documents, with respect to the principal of and interest on the Senior Subordinated Loans, and all other present and future fixed and/or contingent obligations of the Companies to the Lender hereunder and under the Loan Documents, including, without limitation, (i) obligations with respect to interest accruing (or which would accrue but for §502 of the Bankruptcy Code) after the date of any filing by any Company of any petition in bankruptcy or the commencement of any bankruptcy, insolvency or similar proceedings with respect to any Company, (ii) all fees, expenses, indemnification obligations, and other amounts of whatever nature now or hereafter payable by the Companies (including, without limitation, any amounts which accrue after the commencement of any bankruptcy, insolvency or similar proceedings with respect to any Company, whether or not allowed or allowable as a claim under the Bankruptcy Code or an any other applicable debtor relief law) pursuant to this Agreement or any other Loan Document, and (iii) all expenses of the Lender to which it has a right to reimbursement under Section 9.3.

“Observation Right” has the meaning ascribed to it in Section 6.14(a).

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“Opening-Day Balance Sheet” means the pro-forma balance sheet required to be furnished by the Parent to the Lender pursuant to Section 5.1(m).

“Organizational Documents” means, collectively and with respect to any applicable Person, the articles of incorporation, the certificate of incorporation, the by-laws, the certificate of formation, the certificate of organization, the limited liability company agreement, the operating agreement, the certificate of partnership, the partnership agreement, or any other similar organizational and related document of such Person.

“Parent” has the meaning ascribed to it in the heading to this Agreement.

“Parent Securities” means, collectively, any Units, securities convertible or exchangeable for Units or options, warrants or other rights to acquire Units including, without limitation the Class A Units and the Class B Units.

“Partnership Interests” means, collectively and in the context of a limited partnership, a partner’s entire interest in a limited partnership (whether general or limited) including, without limitation, such partner’s right to share in income, gains, losses, deductions, credits and similar items of, and to receive distributions from, such limited partnership pursuant to applicable law or the applicable limited partnership agreement and the right to vote or participate in the management and operation and receive information pursuant to applicable law or the applicable limited partnership agreement.

“Participant” has the meaning ascribed to it in Section 9.6.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Debt” means, collectively, any and all Debt permitted under Section 7.1.

“Permitted Encumbrances” means, collectively, (i) those Liens listed on Schedule 3.6, and (ii) those Liens expressly permitted pursuant to Section 7.2.

“Permitted Investments” means, collectively, (i) Investments in Cash Equivalents, (ii) the Investment evidenced by the Purchase Transactions, (iii) the Investment by the Parent in the Membership Interests of LTN Staffing, (iv) the Investment by LTN Staffing in the Membership Interests of BG Staffing, (v) the Investment by LTN Staffing and BG Staffing in the Capital Stock of BG Personnel Services and BG Personnel, (v) the Investment by LTN in the Capital Stock of B G Staff Services and (vi) Cash Equivalent Investments (as defined in the Senior Loan Agreement as in effect on the Closing Date).

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“Permitted Payments” means, collectively, regularly scheduled payments of interest due and owing under the Senior Subordinated Notes.

“Person” means, collectively, an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, or any other legal entity.

“Prepayment Premium Percentage” has the meaning ascribed to it in Section 2.8(b).

“Premises” means, collectively, any real estate, improvements, and buildings in which any Company or any Subsidiary has any right, title, or interest (whether as owner, lessee, or otherwise).

“Prime Rate” means the prime rate of interest, as announced from time to time in the eastern edition of The Wall Street Journal (or any successor publication or other reputable source of interest rate information if such publication ceases).

“Proposed LTN Reorganization” means either (a) the merger of the Parent with and into LTN Staffing and the subsequent conversion of LTN Staffing into a Reorganized Entity or (b) the conversion of LTN Staffing into a Reorganized Entity and the subsequent merger of the Parent with and into such Reorganized Entity.

“Proposed Registered Offering” means any registered offering of common stock by the stockholders of a Reorganized Entity resulting from the Proposed LTN Reorganization.

“Purchase Agreements” means, collectively, (i) the API Purchase Agreement, (ii) the BG Purchase Agreement, (iii) the Extrinsic Purchase Agreement, (iv) the InStaff Purchase Agreement and (v) the JNA Purchase Agreement.

“Purchase Transactions” means, collectively, (i) the API Purchase Transaction, (ii) the BG Purchase Transaction, (iii) the Extrinsic Purchase Transaction, (iv) the InStaff Purchase Transaction and (v) the JNA Purchase Transaction.

“Put” means the put rights of each Lender under Section 6.16.

“Put Date” means the date on which a Put Notice is received by the Parent from an Exercising Lender pursuant hereto.

“Put Notice” has the meaning ascribed to it in Section 6.16(a).

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“Put Period” means the time period during which a Put can be exercised, which shall include each of the following time periods: (i) simultaneously with the occurrence of a Change of Control or at any time within six (6) months following a Change of Control; (ii) simultaneously with the occurrence of a Liquidity Event; (iii) upon the occurrence of an Event of Default that gives rise to an acceleration of the Senior Subordinated Notes hereunder and at any time thereafter; (iv) upon the acceleration of the Senior Debt and at any time thereafter; (v) with respect to the SubDebt Units, on or at any time after the sixth (6th) anniversary of the closing of the Existing Senior Subordinated Loans under and pursuant to the Existing Purchase Agreement and (v) with respect to the Warrants, on or at any time within six (6) month following the Maturity Date.

“Put Price” has the meaning ascribed to it in Section 6.16(a).

“Put Securities” has the meaning ascribed to it in Section 6.16(a).

“Redocumentation” has the meaning ascribed to it in the Background provisions hereof.

“Release” means, collectively, any spill, leak, emission, discharge or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.

“Remedial Actions” means:

(a)       clean-up or removal of Hazardous Substances;

(b)       such actions as may be necessary to monitor, assess, or evaluate the Release or threatened Release of Hazardous Substances;

(c)       proper disposal or removal of Hazardous Substances;

(d)       the taking of such other actions as may be necessary to prevent, minimize, or mitigate the damages caused by a Release or threatened Release of Hazardous Substances to the public health or welfare or to the environment; and

(e)       the providing of emergency assistance after a Release.

Remedial Actions include, but are not limited to, such actions at the location of a Release as: storage; confinement; perimeter protection using dikes, trenches, or ditches; clay cover; neutralization; clean-up of Hazardous Substances or contaminated materials; recycling or reuse; diversion; destruction; segregation of reactive wastes; dredging or excavations; repair or replacement of leaking containers; collection of leachate and runoff; onsite treatment or incineration; providing alternative water supplies; and any monitoring reasonably required to assure that such actions protect the public health and welfare and the environment.

“Reorganization” means reorganization as defined in ERISA §4241(a).

“Reorganized Entity” means a Delaware corporation incorporated by the Parent and LTN Staffing in connection with a Proposed LTN Reorganization and/or a Proposed Registered Offering.

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“Replacement Senior Debt” has the meaning ascribed to it in Section 7.1(c).

“Replacement Senior Lender” has the meaning ascribed to it in Section 7.1(c).

“Replacement Senior Loan Documents” has the meaning ascribed to it in Section 7.1(c).

“Reportable Event” means with respect to any Employee Pension Plan, an event described in ERISA §4043(b).

“Representative” has the meaning ascribed to it in Section 8.8(a).

“Required Lenders” has the meaning ascribed to it in Section 8.8(d).

“Restricted Payment” means, with respect to any applicable Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Membership Interest or Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, repurchase, retirement, acquisition, cancellation or termination of any Membership Interest or Capital Stock of a Person or any option, warrant or other right to acquire any Membership Interest (or Capital Stock) of a Person.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/-sanctions/index/html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/-eotffc/ofac/sdn/index/html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SBA” means the United States Small Business Administration, and any successor agency.

“SBA Forms” means, collectively, SBA Forms 480 (Size Status Declaration), 652 (Assurance of Compliance), 1031 (Part A and Part B) (Portfolio Finance Report), and any other forms required to be obtained by the Lenders under the SBIC Act, as in effect on the Closing Date and to the extent applicable to the Transactions.

“SBIC Act” means the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder, including 13 C.F.R. Section 107.

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“Securities” has the meaning ascribed to it in Section 4.1.

“Securities Act” means the Securities Exchange Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Sellers” means, individually and collectively, as appropriate, (i) API, (ii) BG Sellers, (iii) Extrinsic, (iv) InStaff Sellers, and (v) JNA.

“Senior Debt” means, collectively, all Debt of the Companies to the Senior Lender evidenced by the Senior Loan Documents.

“Senior Debt Service” means, for any applicable period, the sum of (i) the aggregate amount of interest accrued by the Companies during such period in respect of the Senior Debt and (ii) the principal portion of the Senior Debt payable during such period, determined in accordance with GAAP.

“Senior Funded Indebtedness” means all Debt of the Borrowers other than the Senior Subordinated Loans and any other Debt which is subordinated to the Senior Debt.

“Senior Funded Indebtedness to EBITDA Ratio” means the ratio of (a) consolidated Senior Funded Indebtedness (including, without limitation, Earn Out Payables, Deferred Debt Payables and Letter of Credit Obligations), to (b) consolidated EBITDA plus the Management Fee Addback.

“Senior Lender” means Fifth Third Bank, an Ohio banking corporation and successor by merger to Fifth Third Bank, a Michigan banking corporation.

“Senior Lender Loan Document Default” has the meaning ascribed to it in Section 8.1(i).

“Senior Lender Subordination Agreement” means the Subordination and Intercreditor Agreement dated October 17, 2007 by and among the Companies, the Lenders, and the Senior Lender, pursuant to which the payment of the Senior Subordinated Loans is subordinated to the prior payment of the Senior Debt, on the terms and conditions set forth therein, as modified and amended through the date hereof, including, without limitation, as modified and amended pursuant to the terms and conditions of the Senior Loan Fifth Amendment to Subordination Agreement, and any amendments, restatements, modifications or supplements thereof or thereto.

“Senior Loan Agreement” means the Loan and Security Agreement dated May 24, 2010 between the Companies and the Senior Lender, as modified and amended through the date hereof, including, without limitation, as modified and amended pursuant to the terms and conditions of the Senior Loan Seventh Amendment, and any future amendments, restatements, modifications or supplements thereof or thereto permitted hereunder.

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“Senior Loan Documents” means, collectively, any and all agreements, documents, and instruments evidencing, relating and pertaining to the Senior Debt described on Schedule “B” attached hereto, and any future amendments, restatements, modifications or supplements thereof or thereto permitted hereunder.

“Senior Loan Fifth Amendment to Subordination Agreement” means the Fifth Amendment to Subordination and Intercreditor Agreement dated the date hereof among the Companies, the Lenders and the Senior Lender, pursuant to which the Companies, the Lenders and the Senior Lender shall agree to modify and amend certain of the terms of the Senior Loan Subordination Agreement.

“Senior Loan Seventh Amendment” means the Seventh Amendment to Loan and Security Agreement and Other Loan Documents dated the date hereof between the Companies and the Senior Lender, pursuant to which the Companies and the Senior Lender shall agree to modify and amend certain of the terms of the Senior Loan Agreement.

“Senior Subordinated Loans” means, collectively, the Debt evidenced by the Senior Subordinated Notes.

“Senior Subordinated Notes” and “Senior Subordinated Note” means, collectively or individually, as appropriate, (i) the Brookside Senior Subordinated Note, (ii) the Brookside II Senior Subordinated Note and (iii) the Calvert Senior Subordinated Notes.

“Solvent” means, as at any applicable time and for any Person, that at such time (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Taglich Private Equity, LLC, a Delaware limited liability company.

“SubDebt Units” means, collectively, (i) the Brookside SubDebt Units and (ii) the Calvert SubDebt Units.

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“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding capital stock (or other securities) having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Company.

“Suretyship” means the Second Amended and Restated Guaranty and Suretyship dated the date hereof executed and delivered by the Parent in favor of the Lenders, pursuant to which the Parent guaranteed and became surety for the prompt payment and performance of the Obligations, and any future amendments, restatements, modifications or supplements thereof or thereto.

“Taglich Members” has the meaning ascribed to it in the LLC Agreement.

“Taxes” has the meaning ascribed to it in Section 2.9(a).

“Tax Distributions” means distributions authorized by the Board and that are made pursuant to the provisions of Section 7.1(a) of the LLC Agreement as in effect on the Closing Date.

“Termination Date” means May __, 2013.

“Total Debt” means, as of any time, the aggregate of all liabilities, reserves and any other items howsoever arising, whether primary, secondary, direct, contingent, fixed or otherwise, which would be listed as a liability on a balance sheet of the Companies in accordance with GAAP as now in effect, and in any event including the Liabilities, all indebtedness or liabilities of any other person which the Companies may guaranty or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection in the ordinary course of business), all indebtedness and liabilities secured by any lien or any security interest on any property or assets of the Companies, whether or not the same would be classified as a liability on a balance sheet, the liability of the Companies in respect of banker's acceptances and the aggregate over the remaining unexpired term of all leases which should have been or must be, in accordance with GAAP, recorded as capital leases in respect of which a Company is liable as a lessee.

“Total Voting Power” means, with respect to any Person, the total number of votes that may be cast in the election of directors (or similar governing body, such as the Board in the case of the Parent) of such Person at any meeting of stockholders, members or similar security holders of such Person if all securities entitled to vote in the election of directors (or similar governing body) of such Person (on a Fully-Diluted Basis) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

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“Transactions” means, collectively, the loan and related transactions described herein or contemplated hereby (including the InStaff Purchase Transaction, the Redocumentation and the amendments and modifications to the Senior Loan Documents).

“UCC” means the Uniform Commercial Code, as modified, amended, revised, supplemented and restated from time to time.

“Units” means a Membership Interest in the Parent, as set forth in the LLC Agreement, consisting only of Class A Units and Class B Units.

“Warrant” and “Warrants” means, collectively or individually, as appropriate, (i) the Brookside II Warrant and (ii) the Calvert Warrant.

“Warrant Units” means, collectively, (i) the Brookside II Warrant Units and (ii) the Calvert Warrant Units.

“Withdrawal Liability” means any withdrawal liability as defined in ERISA §4201.

1.3 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that have meanings given to them under GAAP and are not specifically defined herein shall have the meanings customarily given them under GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculating the Financial Covenants, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent consolidated financial statements of the Parent and its Subsidiaries. In the event that any changes in GAAP after such date are required to be applied to the Parent and its Subsidiaries and would affect the computation of the Financial Covenants, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes and the parties shall in such instance negotiate in good faith an amendment to this Agreement to reflect such changes in GAAP and the computation of the Financial Covenants consistent with the original intent, objective and purpose of the Financial Covenants as in effect on the Closing Date.

SECTION 2. AMOUNT AND TERMS OF SENIOR SUBORDINATED LOANS.

2.1 Purchase of Securities by Brookside II.

(a) Agreement to Purchase and Sell Brookside II Senior Subordinated Note and Brookside II Warrant. Subject to the terms and conditions of this Agreement, on the Closing Date, Brookside II agrees to purchase and accept delivery of (i) a Senior Subordinated Note in the principal amount of Four Million Dollars ($4,000,000.00) from the Borrowers in the form of Schedule 2.1(a)(i) and (ii) a Warrant from the Parent in the form of Schedule 2.1(a)(ii).

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(b) Funding Procedure. Funding of the Brookside II Senior Subordinated Loan by Brookside II under Section 2.1(a)(i) shall be made by wire transfer of immediately available funds to such account(s) as may be designated in writing by the Borrowers to Brookside II on or prior to the Closing Date.

(c) Use of Proceeds. Proceeds of the Brookside II Senior Subordinated Loan shall be used by the Borrowers for the following purposes: (i) completing the InStaff Acquisition; (ii) working capital; and (iii) transaction costs arising in connection with the Transactions; provided, that no proceeds of the Brookside II Senior Subordinated Loan shall be used by the Borrowers to repay any Debt of any Company without the prior written consent of the Lenders.

(d) Repayment of Senior Subordinated Loan. The Brookside II Senior Subordinated Loan shall bear interest (including at the Default Rate after the occurrence of an Event of Default, as more fully provided in the Brookside II Senior Subordinated Note), be repayable as to interest and principal, mature and be subject to such other terms and conditions as are set forth in the Brookside II Senior Subordinated Note, the provisions of which are incorporated herein by reference thereto as if fully set forth herein, and in this Section 2.

(e) Allocation of Purchase Price; Original Issue Discount. Having considered all facts relevant to the determination of the value of the Brookside II Senior Subordinated Note and the Brookside II Warrant, including (among other things) the leveraged nature of the Companies’ capitalization and the nature of their business, the Companies and Brookside II have concluded and hereby agree and covenant to allocate the purchase price of the Brookside II Senior Subordinated Note and the purchase price of the Brookside II Warrant between the Brookside II Senior Subordinated Note and the Brookside II Warrant in the manner set forth in Schedule 2.1(e) for purposes of Section 1273(c)(2) of the Code and Section 1.1273-2(h)(2) of the Treasury Regulations promulgated thereunder. The Companies and Brookside II agree that this Section 2.1(e) constitutes the provision of relevant information to Brookside II by the Companies in a reasonable manner for the purposes of Section 1.1275-2(e) of the Treasury Regulations. In the event that the Brookside II Warrant is adjusted in accordance with the provisions thereof such that it is appropriate to recalculate the amount of original issue discount with respect to the Brookside II Senior Subordinated Note, Brookside II and the Companies shall negotiate in good faith to agree upon such recalculated amount of original issue discount. Neither the Companies nor Brookside II will take any position in its tax return that is inconsistent with the foregoing. The Companies will provide Brookside II with any information necessary for it to report its income from this transaction in accordance herewith.

2.2 Purchase of Securities by Calvert.

(a) Agreement to Purchase and Sell Calvert Senior Subordinated Note and Calvert Warrant. Subject to the terms and conditions of this Agreement, on the Closing Date, Calvert agrees to purchase and accept delivery of (i) a Senior Subordinated Note in the principal amount of Two Million Dollars ($2,000,000.00) from the Borrowers in the form of Schedule 2.2(a)(i) and (ii) a Warrant from the Parent in the form of Schedule 2.2(a)(ii).

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(b) Calvert Senior Subordinated Note No. 1; Calvert Accrued PIK Interest Payment. In connection with the Redocumentation and the other Transactions, the Borrowers hereby agree to (i) execute and deliver a Senior Subordinated Note in the principal amount of Four Million Six Hundred Ninety-Six Thousand One Hundred One 09/100 Dollars ($4,696,101.09) in the form of Schedule 2.2(b), which shall amend, restate, supersede and replace the Calvert Existing Senior Subordinated Note and evidence the Calvert Senior Subordinated Loan No. 1, and (ii) repay a portion of the PIK Interest in an aggregate amount equal to Sixty-Nine Thousand Five Hundred Dollars ($69,500.00) that has accrued under and pursuant to the Calvert Existing Senior Subordinated Note No. 1 since January 1, 2013 (the “Calvert Accrued PIK Interest Payment”), which Calvert Accrued PIK Interest Payment shall be due and payable by the Borrowers in two (2) equal payments of Thirty-Four Thousand Seven Hundred Fifty Dollars ($34,750.00) on July 1, 2013 and October 1, 2013 in accordance with the provisions of the Calvert Senior Subordinated Note No. 1. The Borrowers acknowledge and agree that the execution of the Calvert Senior Subordinated Note No. 1 shall not relieve the Borrowers from any duties, obligations or liabilities which have accrued under the Calvert Existing Senior Subordinated Note. Upon execution and delivery of the Calvert Senior Subordinated Note No. 1 pursuant hereto, Calvert agrees to return the original Calvert Existing Senior Subordinated Note to the Borrowers.

(c) Funding Procedure. Funding of the Calvert Senior Subordinated Loan No. 2 by Calvert under Section 2.2(a)(i) shall be made by wire transfer of immediately available funds to such account(s) as may be designated in writing by the Borrowers to Calvert on or prior to the Closing Date.

(d) Use of Proceeds. Proceeds of the Calvert Senior Subordinated Loan No. 2 shall be used by the Borrowers for the following purposes: (i) completing the InStaff Acquisition; (ii) working capital; and (iii) transaction costs arising in connection with the Transactions; provided, that no proceeds of the Calvert Senior Subordinated Loan No. 2 shall be used by the Borrowers to repay any Debt of any Company without the prior written consent of the Lenders.

(e) Repayment of Calvert Senior Subordinated Loans. The Calvert Senior Subordinated Loans shall bear interest (including at the Default Rate after the occurrence of an Event of Default, as more fully provided in the Calvert Senior Subordinated Notes), be repayable as to interest and principal, mature and be subject to such other terms and conditions as are set forth in the Calvert Senior Subordinated Notes, the provisions of which are incorporated herein by reference thereto as if fully set forth herein, and in this Section 2.

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(f) Allocation of Purchase Price; Original Issue Discount. Having considered all facts relevant to the determination of the value of the Calvert Senior Subordinated Note No. 2 and the Calvert Warrant, including (among other things) the leveraged nature of the Companies’ capitalization and the nature of their business, the Companies and Calvert have concluded and hereby agree and covenant to allocate the purchase price of the Calvert Senior Subordinated Note No. 2 and the purchase price of the Calvert Warrant between the Calvert Senior Subordinated Note No. 2 and the Calvert Warrant in the manner set forth in Schedule 2.2(f) for purposes of Section 1273(c)(2) of the Code and Section 1.1273-2(h)(2) of the Treasury Regulations promulgated thereunder. The Companies and Calvert agree that this Section 2.2(f) constitutes the provision of relevant information to Calvert by the Companies in a reasonable manner for the purposes of Section 1.1275-2(e) of the Treasury Regulations. In the event that the Calvert Warrant is adjusted in accordance with the provisions thereof such that it is appropriate to recalculate the amount of original issue discount with respect to the Calvert Senior Subordinated Note No. 2, Calvert and the Companies shall negotiate in good faith to agree upon such recalculated amount of original issue discount. Neither the Companies nor Calvert will take any position in its tax return that is inconsistent with the foregoing. The Companies will provide Calvert with any information necessary for it to report its income from this transaction in accordance herewith.

2.3 Purchase of Securities by Brookside.

(a) Brookside Senior Subordinated Note; Brookside Accrued PIK Interest Payment. In connection with the Redocumentation and the other Transactions, the Borrowers hereby agree to (i) execute and deliver a Senior Subordinated Note in the principal amount of Four Million Six Hundred Ninety-Six Thousand One Hundred One 09/100 Dollars ($4,696,101.09) in the form of Schedule 2.3(a), which shall amend, restate, supersede and replace the Brookside Existing Senior Subordinated Note and evidence the Brookside Senior Subordinated Loan, and (ii) repay a portion of the PIK Interest in an aggregate amount equal to Sixty-Nine Thousand Five Hundred Dollars ($69,500.00) that has accrued under and pursuant to the Brookside Existing Senior Subordinated Note since January 1, 2013 (the “Brookside Accrued PIK Interest Payment”), which Brookside Accrued PIK Interest Payment shall be due and payable by the Borrowers in two (2) equal payments of Thirty-Four Thousand Seven Hundred Fifty Dollars ($34,750.00) on July 1, 2013 and October 1, 2013 in accordance with the provisions of the Brookside Senior Subordinated Note. The Borrowers acknowledge and agree that the execution of the Brookside Senior Subordinated Note shall not relieve the Borrowers from any duties, obligations or liabilities which have accrued under the Brookside Existing Senior Subordinated Note. Upon execution and delivery of the Brookside Senior Subordinated Note pursuant hereto, Brookside agrees to return the original Brookside Existing Senior Subordinated Note to the Borrowers.

(b) Repayment of Brookside Senior Subordinated Loans. The Brookside Senior Subordinated Loan shall bear interest (including at the Default Rate after the occurrence of an Event of Default, as more fully provided in the Brookside Senior Subordinated Note), be repayable as to interest and principal, mature and be subject to such other terms and conditions as are set forth in the Brookside Senior Subordinated Note, the provisions of which are incorporated herein by reference thereto as if fully set forth herein, and in this Section 2.

2.4 Computation of Interest. Interest on the Senior Subordinated Notes and other Obligations shall be calculated and paid based upon a three hundred sixty (360)-day year and the actual number of days elapsed.

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2.5 Maximum Legal Rate. Notwithstanding anything contained herein or in any other Loan Documents, the Borrowers shall not be obligated to pay and the Lenders shall not collect interest on any Obligation at a rate in excess of the maximum permitted by law or the maximum rate that will not subject the Lenders to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, the Borrowers are required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate, and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the outstanding balance of the Obligations as of the date on which such excess payment was made. If the amount to be so applied to reduction of the outstanding balance of the Obligations exceeds the outstanding balance thereof, the amount of such excess shall be refunded to the Borrowers by the Lender receiving the excess payment.

2.6 Payments.

(a) All payments (including prepayments) by the Borrowers hereunder shall be made to each Lender at its address set forth in Section 9.2, or such other place or places as such Lender may direct, prior to 10:00 A.M. on the date of payment, in lawful money of the United States of America, and in immediately available funds.

(b) Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

2.7 Application of Payments; Recovery of Payments.

(a) All payments in respect of the Obligations shall be applied (i) first to the payment in full of any costs incurred by the Representative and the Lenders in the collection of any Obligation, including (without limitation) reasonable attorneys’ fees, (ii) then to the payment in full of accrued, unpaid interest on the Senior Subordinated Notes, (iii) then to the reduction of the unpaid principal balance on the Senior Subordinated Notes and (iv) finally to the reduction of the outstanding balance of any other Obligation.

(b) Each Company agrees that to the extent it makes a payment or payments to or for the account of any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligations intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

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2.8 Optional and Mandatory Prepayments of Principal.

(a) Subject in all respects to the provisions of Sections 2.8(b) and 2.8(c), the Borrowers at any time and from time to time may voluntarily prepay the Senior Subordinated Loans, in whole or in part, upon at least five (5) Business Days’ advance written notice to the Lender of such prepayment and not later than 2:00 P.M. on the date of prepayment. Prepayments of principal under the Senior Subordinated Loans shall be in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00) and accompanied by accrued and unpaid interest on the prepaid amount and applied. Subject to the provisions of Section 8.9, each prepayment of the Senior Subordinated Loans pursuant to the this Section 2.8(a) shall be applied against scheduled payments of principal in the inverse order of maturity and shall not postpone or reduce any regularly scheduled payment of principal or interest thereon as follows: first, to the remaining principal installments of the Brookside Senior Subordinated Note and the Calvert Senior Subordinated Note No. 1, on a pro-rata basis between the Brookside Senior Subordinated Loan and the Calvert Senior Subordinated Loan No. 1 and second, to the remaining principal installments of the Brookside II Senior Subordinated Note and the Calvert Senior Subordinated Note No. 2, on a pro-rata basis between the Brookside II Senior Subordinated Loan and the Calvert Senior Subordinated Loan No. 2.

(b) As a condition to any prepayment of principal under the Brookside II Senior Subordinated Loan and the Calvert Senior Subordinated Loan No. 2, whether such prepayment is voluntary or involuntary (including a prepayment resulting from a Liquidity Event or the occurrence of an Event of Default and an acceleration of the Obligations, as provided in Section 8), the Borrowers shall pay to Brookside II and Calvert a prepayment privilege fee equal to a percentage of the principal amount prepaid (the “Prepayment Premium Percentage”), determined by reference to the table set forth below:

Year (12 Months) Following Closing Date	Prepayment Premium Percentage

First Year	1%
Second Year	0.5%
Third Year (and thereafter)	0%

(c) Notwithstanding anything contained herein to the contrary, the entire unpaid principal balance, all accrued and unpaid interest and other sums in respect of the Senior Subordinated Loans shall, at the option of the Lenders, immediately become due and payable upon the occurrence of a Liquidity Event.

(d) Notwithstanding anything contained herein to the contrary, (y) a prepayment privilege fee shall not be required to be paid under Section 2.8(b) and (z) the Lenders shall sell and assign all of their right, title and interest in and to the Warrants and any Warrant Units issuable thereunder for a sum of One Dollar ($1.00), upon the full and indefeasible repayment of the Senior Subordinated Loans and all other Obligations (including, without limitation, the Obligations relating to the Put set forth in Section 6.16(a)) if, and only to the extent, such repayment of the Senior Subordinated Loans and the other Obligations results from the Companies’ decision to repay all such Obligations due to the unreasonably withholding of the Lenders’ consent to either a Proposed LTN Reorganization or a Proposed Registered Offering within twelve (12) months following the Closing Date, provided that, it shall not be unreasonable for the Lenders to withhold their consent to either a Proposed LTN Reorganization or a Proposed Registered Offering, if (i) a Default or Event of Default has occurred or is continuing hereunder, (ii) such Proposed LTN Reorganization and/or Proposed Registered Offering is not approved by the Senior Lender or any Replacement Senior Lender, (iii) the effect of such Proposed LTN Reorganization and/or Proposed Registered Offering results in the Lenders holding a percentage of Capital Stock (on a fully-diluted basis) in the Reorganized Entity in an amount less than the percentage of Parent Securities (on a Fully-Diluted Basis) currently held by the Lenders on the date hereof, (iv) the Organizational Documents of the Reorganized Entity does not contain similar board rights, tag-along rights, put rights and/or preemptive rights currently provided to the Lenders in the LLC Agreement; and (v) the Reorganized Entity fails to become a party to this Agreement, the Senior Subordinated Notes and other Loan Documents (by joinder hereto and thereto) immediately upon such Proposed LTN Reorganization in order to cause such Reorganized Entity to jointly and severally become liable, with the Companies for the Obligations as if such Reorganized Entity was an original Company hereunder.

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2.9 Taxes.

(a) All payments of principal and interest on the Senior Subordinated Notes and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding (i) taxes imposed on or measured by a Lender’s net income by the United States of America or by the jurisdiction under which a Lender is organized or conducts business, and (ii) any branch profits taxes imposed on a Lender by the United States of America or by any jurisdiction described in clause (i) (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Borrowers hereunder to the Lenders is required in respect of any Taxes pursuant to any applicable law, then the Borrowers shall: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to the Lenders a copy of an official receipt or other documentation satisfactory to the Lenders evidencing such payment to such authority; and (iii) pay to the Lenders for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lenders shall equal the full amount the Lenders would have received had no such withholding or deduction been required. If any Taxes are directly asserted against the Lenders with respect to any payment received by the Lender hereunder, the Lenders may pay such Taxes and the Borrowers shall promptly pay within five (5) days of receipt of notice from the Lenders, accompanied by documentation evidencing payment, such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by the Lenders after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Lender would have received had such Taxes not been asserted.

(b) If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lenders the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by the Lenders as a result of any such failure.

2.10 Closing Fees.

(a) For and in consideration of the Brookside II Senior Subordinated Loan, the Borrowers shall pay a non-refundable closing fee to Brookside II in the amount of Eighty Thousand Dollars ($80,000.00) (the “Brookside II Facility Fee”), which Brookside II Facility Fee shall be due and payable by the Borrower within thirty (30) days following the Closing Date.

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(b) For and in consideration of the Calvert Senior Subordinated Loan No. 2, the Borrowers shall pay a non-refundable closing fee to Calvert in the amount of Forty Thousand Dollars ($40,000.00) (the “Calvert Facility Fee”), which Calvert Facility Fee shall be due and payable by the Borrower within thirty (30) days following the Closing Date.

2.11 Replacement of Senior Subordinated Notes. Upon receipt of evidence satisfactory to the Borrowers of the loss, theft, destruction or mutilation of a Senior Subordinated Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Borrowers, or, in the case of any such mutilation, upon surrender and cancellation of such Senior Subordinated Note, the Borrowers will issue a new Senior Subordinated Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Senior Subordinated Note; provided, however, if the Senior Subordinated Note of which any Lender or any “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or any other institutional investor of similar standing is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of such holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Borrowers of a new Senior Subordinated Note in replacement of such lost, stolen or destroyed Senior Subordinated Note other than the holder’s written agreement to indemnify the Borrowers as aforesaid. Any and all references herein and in the other Loan Documents to the Senior Subordinated Notes shall include any Senior Subordinated Note issued pursuant hereto in replacement thereof.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF COMPANIES.

To induce the Lenders to enter into this Agreement and complete the Transactions, the Companies jointly and severally represent and warrant, as to themselves and their Subsidiaries (as appropriate), to the Lenders that (as of the Closing Date and after giving effect to the InStaff Purchase Transaction, but subject to the information set forth on the Schedules hereto):

3.1 Organization and Qualification.

(a) Each of the Parent, LTN Staffing, and BG Staffing is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign limited liability company and in good standing under the laws of each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and in which the failure to qualify could reasonably be expected to have a Material Adverse Effect.

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(b) Each of BG Personnel Services and BG Personnel is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas, and is duly qualified as a foreign limited partnership and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and in which the failure to qualify could reasonably be expected to have a Material Adverse Effect.

(c) B G Staff Services is a corporation duly incorporated validly existing and in good standing under the laws of the State of Texas, and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and in which the failure to qualify could reasonably be expected to have a Material Adverse Effect.

(d) Parent does not and will not have any Subsidiaries other than the Borrowers and any Future Subsidiaries subject to the Companies compliance with the provisions of Section 6.11.

(e) LTN Staffing does not and will not have any Subsidiaries other than BG Staffing.

(f) BG Staffing does not and will not have any Subsidiaries other than BG Personnel Services, BG Personnel and B G Staff Services.

(g) The sole and exclusive purpose of the Parent is to serve as a holding company for all of the Membership Interests of LTN Staffing.

3.2 Power and Authority. Each Company has the limited liability company, the limited partnership or the corporate power, as appropriate, to execute, deliver and perform under, the Loan Documents to which it is a party, to borrow under this Agreement and grant the Liens required hereby and has taken all necessary corporate, limited liability company or partnership action, as appropriate, to authorize (i) the Transactions on the terms and conditions of this Agreement, (ii) the issuance of the Senior Subordinated Notes and the Warrants and (iii) the execution and delivery of, and performance under, the Loan Documents. No consent of any other party (including members, partners and/or stockholders of any Company, as appropriate) and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents or completion of the Transactions, which has not been obtained on or prior to the Closing Date.

3.3 Enforceability. The Loan Documents to which each Company is a party, when executed and delivered to Lenders pursuant to the provisions of this Agreement, will constitute valid obligations of such Company which is a party thereto legally binding upon it and enforceable in accordance with their respective terms, except as enforceability of the foregoing may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights.

3.4 Conflict with Other Instruments. The execution and delivery of, and performance under, the Loan Documents to which each Company is a party will not violate or contravene any provision of any existing law or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction over any Company or any Subsidiary, or any properties or Organizational Documents (including the LLC Agreement) of any Company or any Subsidiary, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which any Company or any Subsidiary is a party or will be a party by reason of the completion of the Transactions or which purports to be binding upon them or any of their respective properties or assets, and will not result in the creation or imposition of any Lien on or in any of their respective properties or assets pursuant to the provisions of any such mortgage, indenture, security agreement, contract, undertaking or other agreement.

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3.5 Litigation. Except as set forth on Schedule 3.5, no actions, suits or proceedings before any court or governmental department or agency (whether or not purportedly on behalf of any Company or any Subsidiary) are pending or, to the knowledge of any Company, threatened (a) with respect to any of the Transactions or (b) against or affecting the InStaff Sellers or the InStaff Selling Parties, the assets acquired from the InStaff Sellers in connection with the InStaff Acquisition, any Company or any Subsidiary or any of their respective properties.

3.6 Title to Assets; Leases. Each Company and Subsidiary has good and marketable title in, fee to, or valid, enforceable leases of, the Premises and all other property owned, leased, or otherwise used by such Company and Subsidiary, and good and marketable title to all of its other assets now carried on its books, or used by it, including those reflected in the most recent consolidated balance sheet of such Company delivered to the Lenders or acquired since the date of such balance sheet (except personal property disposed of since such date in the ordinary course of business), free of any Liens, except for those Liens indicated in Schedule 3.6 and those Permitted Encumbrances expressly permitted pursuant to Section 7.2. Each Company and Subsidiary enjoys peaceful and undisturbed possession under all leases under which they are operating, and all such leases are valid, subsisting and in full force and effect and are summarized in Schedule 3.6.

3.7 Licenses; Intellectual Property. Each Company and any Subsidiary owns or has a valid right to use the patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights being used to conduct its business as now operated and as now contemplated to be operated (a complete list of which rights is attached hereto as Schedule 3.7); and the conduct of the business of each Company and Subsidiary as now operated and as now proposed to be operated does not and will not conflict with valid patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights of others. No claim is pending or, to the best of each Company’s knowledge, threatened to the effect that any such intellectual property owned or licensed by any Company or Subsidiary or which such Company or Subsidiary otherwise has the right to use, is invalid or unenforceable by such Company or any Subsidiary, as the case may be. Except as set forth on Schedule 3.7, no Company or Subsidiary has any obligation to compensate any Person for the use of any such patents or rights, and no Person has been granted any license or other rights to use in any manner any of the patents or rights of any Company or Subsidiary, whether requiring the payment of royalties or not.

3.8 Default. No Company or any Subsidiary is in default under any material existing agreement, and no Default or Event of Default hereunder has occurred and is continuing.

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3.9 Taxes. Each Company and Subsidiary (and any predecessor thereto or other Person responsible for the filing of tax returns on behalf of such Company or Subsidiary) has filed, or caused to be filed, all tax returns (including, without limitation, those relating to federal and state income taxes) required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books). No tax Liens have been filed against any of the Premises or any other assets of any Company or any Subsidiary, and no claims are being asserted with respect to such taxes.

3.10 Financial Condition; Capitalization.

(a) All consolidated and consolidating balance sheets, profit and loss statements, and other financial statements of the Companies which have heretofore been delivered to the Lenders, and all financial statements and data of the Companies which will hereafter be furnished to the Lenders (including the Opening-Day Balance Sheet), are or will be (when furnished) true and correct and do or will (when furnished) present fairly, accurately and completely, in all material respects, the consolidated financial position of the Companies and their Subsidiaries prior to and following the consummation of the InStaff Acquisition and the results of their operations as of the dates and for the periods for which the same are furnished. Except as set forth on Schedule 3.10(a), all such financial statements have been prepared in accordance with GAAP applied on a consistent basis. No Company or any Subsidiary possesses any “loss contingency” (as that term is defined in Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 5 - “FASB 5”) which is not accrued, reflected, or reserved against in its balance sheet or disclosed in the footnotes to such balance sheet. There has been no Material Adverse Change since each Company was formed. No event has occurred that could reasonably be expected to interfere substantially with the normal business operations of the Companies following the Closing Date.

(b) No Company or any Subsidiary has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to any Company, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, other than: (i) liabilities set forth on the most recent financial statements of the Companies which have heretofore been delivered to the Lenders; (ii) liabilities and obligations which have arisen since the date of such financial statements in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit); (iii) liabilities of the InStaff Sellers expressly assumed by the Borrower under the InStaff Purchase Agreement; (iv) any Earnout Payments due to Sellers under and pursuant to any Purchase Agreement and (v) other liabilities and obligations expressly disclosed in other Schedules hereto.

(c) Parent has previously presented and delivered to the Lenders the financial projections and related financial information attached hereto as Schedule 3.10(c) (the “Business Plan”), which Business Plan (i) has been relied upon by the Lenders in connection with its decision to enter into this Agreement and purchase the Securities, and (ii) was prepared by or on behalf of the Parent on assumptions of fact and opinion as to future events which the Parent and its management at the time of preparation and as of the Closing Date, believed and continue to believe to be reasonable in all material respects; provided, however, (y) nothing contained in clause (ii) of this Section 3.10(c) shall be deemed a guarantee that the financial projections contained in the Business Plan will be achieved and (z) the fact that the actual financial results of the Companies differ from the financial projections contained in the Business Plan shall not, in and of itself, constitute an Event of Default. As of the date hereof, no facts have come to the attention of any Company which would, in its opinion, require them to revise, clarify, or modify in any material respect the assumptions underlying such financial projections, or the conclusions or estimates derived therefrom.

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(d) As of the Closing Date, each Company is Solvent and, after taking into account the completion of the Transactions, will be Solvent.

(e) As of the Closing Date and after giving effect to the completion of the Transactions, the authorized capital of the Parent (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(e). All Units that are issued and outstanding as of the Closing Date, including the SubDebt Units and the Calvert Class A Purchased Units, are validly issued, fully paid and nonassessable and there are no options, calls, warrants, or any other securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any Units other than the Warrants.

(f) The authorized capital of LTN Staffing (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(f), and all issued and outstanding Membership Interests of LTN Staffing is owned by the Parent. All such Membership Interests of LTN Staffing that are issued and outstanding are validly issued, fully paid and non-assessable and there are no options, calls, warrants, or any securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any of the Membership Interests of LTN Staffing.

(g) The authorized capital of BG Staffing (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(g), and all issued and outstanding Membership Interests of BG Staffing is owned by LTN Staffing. All such Membership Interests of BG Staffing that are issued and outstanding are validly issued, fully paid and non-assessable and there are no options, calls, warrants, or any securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any of the Membership Interests of BG Staffing.

(h) The authorized capital of BG Personnel (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(h), and all issued and outstanding Capital Stock of BG Personnel is owned by BG Staffing and LTN Staffing. All such Partnership Interests of BG Personnel that are issued and outstanding are validly issued, fully paid and non-assessable and there are no options, calls, warrants, or any securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any of the Partnership Interests of BG Personnel.

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(i) The authorized capital of BG Personnel Services (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(i), and all issued and outstanding Capital Stock of BG Personnel Services is owned by BG Staffing and LTN Staffing. All such Partnership Interests of BG Personnel Services that are issued and outstanding are validly issued, fully paid and non-assessable and there are no options, calls, warrants, or any securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any of the Partnership Interests of BG Personnel Services.

(j) The authorized capital of B G Staff Services (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(j), and all issued and outstanding Capital Stock of B G Staff Services is owned by BG Staffing. All such Capital Stock of B G Staff Services that are issued and outstanding are validly issued, fully paid and non-assessable and there are no options, calls, warrants, or any securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any of the Capital Stock of B G Staff Services.

3.11 ERISA.

(a) Except as specifically disclosed to the Lender in writing prior to the Closing Date:

(i) there is no Accumulated Funding Deficiency with respect to any Employee Pension Plan;

(ii) no Reportable Event has occurred with respect to any Employee Pension Plan;

(iii) no violations of the Code have occurred that could potentially cause the loss of the tax qualified status of any Employee Pension Plan;

(iv) no Company or any Controlled Group Member has incurred Withdrawal Liability with respect to any Multiemployer Plan; and

(v) no Multiemployer Plan is in Reorganization.

(b) No liability (whether or not such liability is being litigated) has been asserted against any Company or any Controlled Group Member in connection with any Employee Pension Plan or any Multiemployer Plan by the PBGC, by the trustee of a trust established pursuant to ERISA §4049, by a trustee appointed pursuant to ERISA §4042(b) or (c), or by a sponsor or an agent of a sponsor of a Multiemployer Plan, and no Lien has been attached and no Person has threatened to attach a Lien on any Company’s or its Controlled Group Members’ property as a result of failure to comply with ERISA or as a result of the termination of any Employee Pension Plan.

(c) Each Employee Pension Plan, as most recently amended, including amendments to any trust agreement, group annuity or insurance contract, or other governing instrument, is the subject of a favorable determination letter by the Internal Revenue Service with respect to its qualifications under Code §401(a) and such Employee Pension Plan’s related trusts are exempt from taxation under Code §501(a). The Companies have furnished the Lenders with a copy of the most recent actuarial report for each Employee Pension Plan which is a defined benefit pension plan and each such report is accurate in all material respects. No Company or any Controlled Group Member has an unfulfilled obligation to contribute to any Multiemployer Plan.

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3.12 Use of Proceeds. The proceeds of the Brookside II Senior Subordinated Loan and the Calvert Senior Subordinated Loan No. 2 shall be used solely for the purposes set forth in Sections 2.1(c) and 2.2(d).

3.13 Margin Stock. No Company or any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Senior Subordinated Loans will be used to purchase or carry any margin stock or to reduce or retire any Debt incurred for such purpose or to extend credit to others for such purpose.

3.14 Investment Company; Public Utility Holding Company. No Company or any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.15 No Notices; No Violations. Except as set forth on Schedule 3.15, no Company or any Subsidiary has received any notice from any federal, state or local authority or any insurance or inspection body to the effect that any of its properties, facilities, equipment or business procedures or practices fail to comply with any applicable law, ordinance, regulation, building or zoning law, judicial or administrative determination, or any other requirements of any such authority or body, and the Companies and all Subsidiaries, and all such properties, facilities, equipment, procedures and practices, are in compliance, in all material respects, with all such laws, ordinances, determinations, regulations and requirements.

3.16 Labor Relations. No Company or any Subsidiary is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. Except as set forth on Schedule 3.16, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of any Company, threatened, against any Company or any Subsidiary, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Companies, threatened, against any Company or any Subsidiary, (iii) to the knowledge of the Companies, no petition for certification or union election or union organizing activities taking place with respect to any Company or any Subsidiary, and (iv) to the knowledge of the Companies, no key executive employee who plans to terminate his, her or its employment with any Company or any Subsidiary.

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3.17 Material Agreements. Except for those contracts, agreements and instruments set forth on Schedule 3.17, following completion of the Transactions and as of the Closing Date, no Company or any Subsidiary will be a party to any: (a) material distributorship, sales representative, marketing, license or warranty agreements; (b) lease agreement concerning any real property or any personal property; or (c) contract, lease, agreement, plan, arrangement, obligation or commitment (i) evidencing Debt which will be outstanding after the Closing Date, other than Permitted Debt, (ii) relating to the subordination of any Debt, other than as contemplated herein, (iii) under which any Company or any Subsidiary is obligated to pay any Management Fees, other than under the Management Agreement and as permitted hereunder, or (iv) that is reasonably likely to cause a Material Adverse Change. The Companies have heretofore made available to the Lenders true, correct and complete copies of all contracts, agreements and instruments referred to in this Section 3.17 (collectively, “Material Agreements”), which Material Agreements are valid and in full force and effect, and no material breach or default, or event which, with notice or lapse of time or both, would constitute any such material breach or default by any Company or any Subsidiary exists with respect thereto. No Company or any Subsidiary has received any notice of cancellation or non-renewal of any of the Material Agreements. The Material Agreements are sufficient to conduct the businesses of the Companies, and constitute all material contracts, agreements, leases, licenses and other commitments necessary for the conduct of the businesses of the Companies and their Subsidiaries as heretofore conducted and none of the Material Agreements nor any rights thereunder will be impaired by reason of the completion of the Transactions.

3.18 Transactions with Affiliates. Except as disclosed on Schedule 3.18 or as otherwise permitted by Section 6.15, there are no loans, leases, royalty agreements or other agreements, arrangements or other transactions between (a) any Company or any Subsidiary and (i) any Affiliate of any Company which is either a customer or supplier of such Company, or (ii) any other Affiliate of any Company (including the Sponsor).

3.19 No Burdensome Agreements. No Company or any Subsidiary is a party to or bound by any agreement or instrument or subject to any limited liability company, corporate or other restriction the performance or observance of which now has or, as far as any Company can reasonably foresee, may have a Material Adverse Effect.

3.20 Environmental Matters. Except as disclosed on Schedule 3.20:

(a) Each Company (i) has received all permits and filed all notifications required by the Environmental Control Statutes to carry on its business; and (ii) is in compliance, in all material respects, with all Environmental Control Statutes.

(b) No Company has given any written or oral notice to the EPA or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by it or used in connection with the conduct of its business and operations which could reasonably be expected to have a Material Adverse Effect.

(c) No Company has received any written notice that it is potentially responsible for clean-up, Remediation, costs of clean-up or Remediation, fines or penalties with respect to any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute.

3.21 Closing Fees; Broker’s Commissions. Except as set forth on Schedule 3.21, no brokerage commission, investment banking fee or similar compensation is due or will become due to any Person by reason of the making of any of the credit facilities described herein or completion of any of the Transactions, other than the Closing Fees. Schedule 3.21 also identifies the manner in which any commission, fee or other compensation set forth thereon will be paid and the financial resources deployed in connection therewith and in satisfaction thereof.

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3.22 Securities Laws. Assuming that the representations and warranties of the Lenders set forth in Section 4 are true and correct, the issuance of the Securities are all exempt from the registration and prospectus requirements of the Securities Act and of the Blue Sky Laws of any applicable state or states.

3.23 Small Business Representations. Each Company acknowledges that the Lender is an SBIC and, accordingly, makes the following representations to the Lenders:

(a) Each Company, together with its “affiliates” (as that term is defined in Title 13, Code of Federal Regulations, §121.103), is a “small business concern” as defined in the SBIC Act because it meets the small business size standards applicable to the SBIC program under Title 13, Code of Federal Regulations, §121.301(c).

(b) The Companies have approximately one hundred ten (110) employees and engage primarily in business operations that are classified under NAIC Code 561320.

(c) Parent’s federal employer tax identification number is 26-0656684. LTN Staffing’s federal tax identification number is 26-0829796. BG Staffing’s federal tax identification number is 27-2394025. BG Personnel’s federal tax identification number is 75-2556325. BG Personnel Services’ federal tax identification number is 75-2191728. B G Staff Services’ federal tax identification number is 75-2570347.

(d) The information set forth in the SBA Forms delivered by each Company to the Lenders hereunder is or will be (when furnished) true, accurate and complete.

(e) No Company or any Subsidiary is presently engaged in any activities for which an SBIC is prohibited from providing funds by the SBIC Act and no portion of the proceeds of the Senior Subordinated Loans will be used for any prohibited purpose within the meaning of 13 C.F.R. §107.720.

(f) Without limiting the generality of the foregoing, the proceeds from the Senior Subordinated Loans will not be used substantially for a foreign operation; and as of the Closing Date or within one (1) year thereafter, no more than forty-nine percent (49%) of the employees or the tangible assets of the Companies and their Subsidiaries will be located outside of the United States.

3.24 Foreign Assets Control Regulations; Anti-Money Laundering.

(a) Neither the issuance of the Senior Subordinated Notes by the Borrowers, nor the purchase of the Senior Subordinated Notes by the Lenders, nor the use of the proceeds thereof, shall cause the Lenders to violate the U.S. Bank Secrecy Act, as amended, and any applicable regulations thereunder or any of the sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the United States Department of Treasury, any regulations promulgated thereunder by OFAC or under any affiliated or successor governmental or quasi-governmental office, bureau or agency and any enabling legislation or executive order relating thereto. Without limiting the foregoing, no Company or any Subsidiary (i) is a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, and (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

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(b) Each Company and its Subsidiaries is in compliance, in all material respects, with the Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. No part of the proceeds of the Senior Subordinated Notes shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.25 Completion of InStaff Purchase Transaction; InStaff Purchase Documents.

(a) The InStaff Purchase Transaction will be completed on the Closing Date pursuant to and in accordance with all applicable laws, rules, and regulations and all consents, approvals, certifications, and authorizations from any and all governmental or quasi-governmental departments, agencies, or authorities required in connection therewith have been obtained.

(b) To the best of the Companies’ knowledge, after diligent investigation with respect thereto, the representations and warranties of the InStaff Sellers and InStaff Selling Parties contained in the InStaff Purchase Documents are true, correct, and complete.

3.26 No Untrue Statement of Material Fact.

(a) Neither this Agreement, the Schedules hereto, the Loan Documents, nor any other documents delivered by the Companies to the Lenders in connection herewith contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated in order to make such statement, document, or other instrument not misleading in any material respect.

(b) The Companies have disclosed to the Lenders in writing any and all facts that materially and adversely affect or may affect, the business, operations, or condition, financial or otherwise, of the Companies or their ability to timely perform the Obligations.

(c) Copies of all documents furnished by or on behalf of the Companies to the Lenders are complete and accurate in all respects.

3.27 Schedules. The Schedules referred to herein are an integral part of this Agreement and are incorporated herein by reference thereto.

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SECTION 4. REPRESENTATIONS AND WARRANTIES OF LENDERS.

In connection with the Transactions, each Lender severally (and not jointly and severally) represents and warrants to the Companies that:

4.1 Investment Representation. It is acquiring the applicable Senior Subordinated Note and Warrants (collectively, the “Securities”) for investment and not with a view to the distribution thereof within the meaning of the Securities Act or the applicable securities laws of any State.

4.2 Registration. (i) It understands that the Securities acquired by it have not been registered or qualified under the Securities Act or any state securities laws, by reason of their issuance and sale in transactions exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws; (ii) it acknowledges that reliance on such exemptions is predicated in part on the accuracy of its representations and warranties herein; and (iii) it acknowledges and agrees that the Securities being acquired by it hereunder must be held by it purchasing the same indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities laws or is exempt from registration and that the Companies are not required so to register or qualify the Securities or to take any action to make such an exemption available; and (iv) it acknowledges that (A) there may be no public market for the Securities, (B) there can be no assurance that any such market will ever develop, and (C) there can be no assurance that it will be able to liquidate its investment in the Companies described herein.

4.3 Lender Qualifications. It represents and warrants to the Companies that (i) it has such knowledge and experience in financial and business matters as is necessary to enable it to evaluate the merits and risks of an investment in the Companies and is not utilizing any other Person to be its purchaser representative in connection with evaluating such merits and risk, and (ii) it has no present need for liquidity in its investment in the Companies and is able to bear the risk of that investment for an indefinite period and to afford a complete loss thereof.

4.4 Acknowledgment of Risk; Accredited Investor. (i) It acknowledges that investment in the Companies is speculative and involves a high degree of risk and it may lose its entire investment; and (ii) it is an “accredited investor” within the meaning of Regulation D of the Securities Act and has not been organized for the specific purpose of acquiring the Securities.

SECTION 5. CONDITIONS OF CLOSING AND PURCHASE.

5.1 Conditions Precedent. As a condition precedent to each Lender’s obligation to make the Senior Subordinated Loans contemplated hereunder, the following conditions shall all be satisfied by no later than the Termination Date:

(a) Loan Documents. The Companies shall have delivered or caused to be delivered to the Lender duly executed copies of each of the Loan Documents to which they are a party.

(b) Intentionally omitted.

(c) Companies’ Authorizations; Companies’ Organizational Documents.

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(i) Each Company shall have delivered to the Lenders:

(A) a copy, certified by its Manager, Secretary, or General Partner, as appropriate, of the resolutions of its board of managers and/or board of directors, as appropriate, authorizing and approving the execution and delivery of and performance under this Agreement and the other Loan Documents to which it is a party, the borrowings provided for hereunder, and completion of the Transactions;

(B) true, correct, complete and certified (to the extent applicable) of its Organizational Documents (and, in the case of certified copies, certified on a date satisfactory to the Lenders);

(C) a good standing certificate with respect to such Company certified by the Secretary of State of the State of such Company’s jurisdiction of formation and/or incorporation, as appropriate, issued on a date satisfactory to the Lenders; and

(D) a good standing certificate with respect to such Company certified by the Secretary of State of each of the States in which it is qualified to conduct business as a foreign limited liability company, corporation or limited partnership, as appropriate, issued on a date satisfactory to the Lenders.

(ii) The managers and/or the officers, as appropriate of each Company shall have duly executed and delivered to the Lender certificates of incumbency, in form and substance satisfactory to the Lender.

(d) Intentionally Omitted.

(e) Representations. The representations and warranties contained in Section 3 hereof shall be true and correct on and as of the Closing Date and no Event of Default or Default shall be in existence on the date of the making of the Senior Subordinated Loans described herein or shall occur as a result thereof.

(f) Due Diligence. The Lenders shall have completed their due diligence review and examination of the Companies and the InStaff Sellers and their respective businesses (including those reviews and examinations relating to third party insurance and workers compensation, I-9 compliance, third party market research, environmental matters and background checks), and the results of such review and examination shall be satisfactory to the Lenders.

(g) Maximum Leverage Ratio. The ratio of total Debt of the Companies (after giving effect to the Transactions) to the trailing pro-forma twelve (12) month (TTM) EBITDA of the Companies shall not exceed 3.60:1.00 and the Lenders shall have received on the Closing Date reasonably satisfactory evidence that the Companies will be in compliance with this covenant, which evidence shall include a calculation of the leverage ratio described in this Section 5.1(g).

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(h) Minimum Pro-Forma Adjusted EBITDA. The Companies shall have furnished to the Lenders reasonably satisfactory evidence that the Companies will have a pro-forma Adjusted EBITDA(after giving effect to the Transactions), as calculated by the Lender of at least Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000.00) for the most recent trailing twelve month period.

(i) No Material Adverse Change. No Material Adverse Change in the Companies, the InStaff Sellers or the businesses being acquired by the Borrower under the InStaff Purchase Agreement shall have occurred since April 30, 2013, which is the date of the most recent financial information delivered to the Lenders.

(j) Lien Searches. The Lenders shall have received such secured transaction, real estate, judgment, tax, bankruptcy and docket searches with respect to the Companies, the InStaff Sellers and their predecessors in interest as they deem appropriate, which searches shall be satisfactory to the Lenders.

(k) Evidence of Insurance. The Lenders shall have received certificates or policies evidencing the insurance required to be in place as of the date hereof under Section 6.7.

(l) No Violation. The completion of the Transactions shall not contravene, violate or conflict with, nor involve any Lender in violation of, any law, rule, or regulation applicable to any of them.

(m) Pro-Forma Opening-Day Balance Sheet; Senior Debt Excess Availability; Sources and Uses of Funds Statement. Parent shall have furnished to the Lenders: (i) a pro-forma opening-day consolidated balance sheet of the Parent and its Subsidiaries (taking into account (A) the completion of the Transactions on the Closing Date, (B) the incurrence of any Senior Debt by the Companies, and (C) such other transactions relating or pertaining hereto as may be reasonably requested by the Lenders), all in reasonable detail, prepared by an Authorized Officer of the Parent in accordance with GAAP applied on a consistent basis and certified by an Authorized Officer of the Parent, and which shall be reasonably satisfactory, in form and substance, to the Lenders; (ii) evidence reasonably satisfactory to the Lenders that the Companies have (after giving effect to the Transactions and any advances under the Senior Debt in connection therewith) excess credit availability under the Senior Loan Agreement of at least Two Million Dollars ($2,000,000) as of the Closing Date; (iii) a sources and uses of funds statement, in form and substance reasonably satisfactory to the Lenders, indicating the sources and uses of funds received by the Companies in connection with the Transactions; and (iv) a capitalization table of the Parent after giving effect to the Transactions showing the ownership of all Class A Units and Class B Units on a Fully-Diluted Basis (including the SubDebt Units, Class A Units of Calvert and the Warrants being acquired by Brookside II and Calvert in connection herewith).

(n) SBA Forms. The Companies shall have filled out, executed and delivered the SBA Forms to the Lenders, which shall be satisfactory to the Lenders.

(o) Equity Documents; Warrants.

(i) The Parent shall have executed and delivered the Brookside II Warrant to Brookside II and the Calvert Warrant to Calvert.

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(ii) The LLC Agreement shall have been amended in a manner satisfactory to the Lenders to provide to Brookside II and Calvert, among other things, tag-along rights, pre-emptive rights, co-sale rights, and other rights in connection with the issuance of the Warrants.

(p) InStaff Purchase Transaction; InStaff Purchase Documents. The InStaff Purchase Transaction shall have been completed and the Companies shall have furnished to the Lenders all agreements, documents, and instruments relating thereto (including the InStaff Purchase Documents pertaining thereto) (all of which shall be reasonably satisfactory to the Lenders) and shall have furnished, in connection therewith, satisfactory evidence that (i) the total cash paid by the Companies in connection with the InStaff Purchase Transaction (including transaction expenses) does not exceed Nine Million Dollars ($9,000,000), exclusive of post-closing cash earnout payments which do not exceed One Million Dollars ($1,000,000) and are subject to performance criteria approved by the Lenders (evidenced by the Earnout Payments as defined herein) and (ii) all conditions precedent set forth in the InStaff Purchase Documents have been duly satisfied.

(q) Securities Law Compliance. Parent shall have furnished the Lenders with satisfactory evidence that the Parent has complied with all applicable state and federal securities laws, rules, and regulations in connection with the issuance of its Units (including the Warrants).

(r) Amendment to the Senior Lender Subordination Agreement; Senior Lender Loan Agreement and Senior Lender Loan Documents. (i) The Senior Lender Subordination Agreement shall have been amended pursuant to the Senior Loan Fifth Amendment to Subordination Agreement to, among other things, increase the maximum amount of Senior Debt under and as defined therein from Twenty-Two Million Dollars ($22,000,000.00) to Thirty Million Dollars ($30,000,000.00), which Senior Loan Fifth Amendment to Subordination Agreement shall be satisfactory, in form and substance, to the Lenders; and (ii) all terms and conditions of the Senior Loan Agreement and the Senior Loan Documents shall remain unchanged and unmodified, except as otherwise set forth in the Senior Loan Seventh Amendment, which Senior Loan Seventh Amendment shall be satisfactory, in form and substance, to the Lenders.

(s) Management Fee Subordination Agreement. The Management Fee Subordination Agreement shall have been executed and delivered by all of the parties thereto.

(t) Capital Contribution Agreement The Capital Contribution Agreement shall have been executed and delivered by all of the parties thereto.

(u) Reimbursement of Lenders’ Expenses. The Companies shall have reimbursed the Lenders for all expenses accrued through the Closing Date and for which reimbursement is proper under Section 9.3.

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(v) Closing Date Compliance Certificate. The Companies shall have delivered to the Lenders a duly executed Compliance Certificate, in form and substance satisfactory to the Lenders.

(w) Legal Matters. All legal matters incident to the Transactions shall be satisfactory to Stevens & Lee, counsel for the Lender.

(x) Termination Date. The conditions precedent set forth herein shall have been satisfied by no later than the Termination Date and if such conditions precedents are not so satisfied then the Lender shall have no duty or obligation, express or implied, to make any of the investments described herein and shall be released from all liabilities hereunder.

SECTION 6. AFFIRMATIVE COVENANTS.

Subject to the provisions of Section 6.16(i), the Companies covenant and agree that from and after the Closing Date and so long as any of the Obligations remain outstanding and unpaid, in whole or in part, the Companies will observe the following covenants, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Statements; Reports. The Companies will furnish, or cause to be furnished, to Lenders:

(a) Annual Reports; Economic Impact Information: as soon as available, but in any event not later than one hundred twenty (120) days after the close of each Fiscal Year of the Companies, (i) the annual audit report of the Parent containing consolidated and, if required by the Lenders, consolidating balance sheets of the Parent and its Subsidiaries, as at the end of such Fiscal Year, and related consolidated and, if required by the Lenders, consolidating statements of income, members’ capital accounts and cash flows of the Parent and its Subsidiaries, for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis and certified without exception or qualification by the Accounting Firm, together with a copy of the management letter prepared by the Accounting Firm in connection with such audit (which management letter may be furnished at any time within thirty (30) days from the delivery of the audit and shall only be required to the extent prepared by the Accounting Firm), which audit report shall not be qualified as to going concern or scope of audit and shall include a statement of the Accounting Firm performing such audit that the financial statements present fairly, in all respects, the financial position of the Parent and its Subsidiaries as of the end of such Fiscal Year and the results of operations of the Parent and its Subsidiaries and the cash flows of the Parent and its Subsidiaries for the Fiscal Year then ended in conformity with GAAP; and (ii) if required by the Lenders in connection with the informational and other requirements of the SBIC Act, a written assessment of the economic impact of their investment in the Companies, specifying the full-time equivalent jobs created or retained in connection with the investment made by the Lenders hereunder, the impact of the Lenders’ financing on the revenues and profits of the Parent and its Subsidiaries and on taxes paid by the Companies and their employees;

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(b) Quarterly Compliance Certificate: as soon as available, but in any event within thirty (30) days after the close of each Fiscal Quarter (including the Fiscal Quarter during which the Fiscal Year of the Parent ends, subject only to normal year-end accounting adjustments), a duly executed Compliance Certificate;

(c) Monthly Reports; Borrowing Base Certificate, Etc.: as soon as available, but in any event within thirty (30) days after the close of each calendar month (including the month during which the Fiscal Year of the Parent ends, subject only to normal year-end accounting adjustments), (i) consolidated and, if required by the Lenders, consolidating financial statements of the Parent and its Subsidiaries for such calendar month (and for the same calendar month of the immediately preceding Fiscal Year), including the balance sheet as of and the profit and loss statement, with supporting schedules, statement of cash flow, and a comparison against monthly operating and capital expenditures budgets, all in form and content reasonably acceptable to the Lenders and prepared and certified by the Chief Financial Officer of the Parent in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments), (ii) the borrowing base certificate provided by the Borrower to the Senior Lender with those monthly financial statements and related information furnished pursuant to Section 6.9(a) of the Senior Loan Agreement and (iii) if required by the Lenders, a management’s discussion and analysis of the financial information provided hereby, in form and substance reasonably satisfactory to the Lenders;

(d) SBA Use of Proceeds Report; SBA Information: If required by any Lender, (i) as soon as available, but in any event within ninety (90) days after the Closing Date, a written report, certified as true, correct, and complete by an Authorized Officer, verifying the purposes and amounts for which proceeds from the Senior Subordinated Loans have been disbursed, together with such additional data, documents, and information as each Lender reasonably requests with respect to determining and verifying the manner in which the Senior Subordinated Loans were used, which report shall also be furnished (A) with the annual financial statements delivered pursuant to Section 6.1(a) and (B) at such other times as any Lender may request; and (ii) upon the request of any Lender, any and all information reasonably requested by the Lenders in order for it to prepare and file SBA Form 468 and any other information reasonably requested or required by any governmental agency asserting jurisdiction over such Person;

(e) Reports to Senior Lender and Other Lenders: promptly after the sending or making available or filing the same, copies of all reports and financial statements required to be or actually delivered or sent by or on behalf of the Parent and its Subsidiaries to the Senior Lender, any other lender of the Companies, or the members or prospective lender(s) of the Companies;

(f) Budgets, etc.: as soon as available and in any event before the beginning of each Fiscal Year of the Parent, monthly operating budgets (including financial projections) for the forthcoming Fiscal Year of the Parent and its Subsidiaries and a schedule showing the aggregate amount of Capital Expenditures to be made in such year by the Parent and its Subsidiaries and describing in detail each proposed Capital Expenditure in excess of Twenty-Five Thousand Dollars ($25,000.00), which operating budgets (and accompanying financial projections) shall be reasonably satisfactory to the Lenders;

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(g) Securities Filings: promptly upon sending, making available, or filing the same, such reports and financial statements as the Parent or any Subsidiary shall file with the Securities and Exchange Commission or any state securities agencies;

(h) Tax Returns: if required by the Lenders, as soon as available and in any event within fifteen (15) days after the filing thereof (taking into account any extensions granted by the applicable taxing authority with respect thereto), copies of all federal and state tax returns of each Company (with schedules and exhibits thereto), together with copies of any request or application for an extension of time to file any such return (such copies of any request or application required to be provided within fifteen (15) days after the submission thereof to the appropriate taxing authority);

(i) Payroll Taxes: as soon as possible and in any event within sixty (60) days after the end of each Fiscal Quarter, commencing with calendar quarter ending June 30, 2013, deliver to Lenders a copy of the Companies’ quarterly federal tax return Form 941 filed for such quarter, together with such other proof of payment of the Companies’ payroll taxes, in form and substance acceptable to Lenders; and

(j) Other Information: from time to time, such additional financial and other information as the Lenders may reasonably request (including, without limitation, any and all information which the Lenders are required to obtain from any Company or any Subsidiary in satisfaction of any laws, rules, and regulations applicable to the Lenders as an SBIC under the SBIC Act or otherwise).

6.2 Liabilities. Each Company and its Subsidiaries will pay and discharge, at or before their maturity, all their respective obligations and liabilities (including, without limitation, tax liabilities and all employee wages as provided in the Fair Labor Standards Act, 29 U.S.C. §§206-207 and any successor statute), except those which may be contested in good faith, and maintain adequate reserves for any of the same in accordance with GAAP.

6.3 ERISA.

(a) Each Company will furnish to the Lenders (i) within thirty (30) days after they have reason to know that it or any Controlled Group Member has incurred Withdrawal Liability, or that any Multiemployer Plan is in Reorganization or that any Reportable Event has occurred with respect to any Employee Pension Plan or that the PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Employee Pension Plan or to appoint a trustee to administer any Employee Pension Plan, a statement setting forth the details as to such Withdrawal Liability, Reorganization, Reportable Event, termination or appointment proceedings and the action which they (or the Multiemployer Plan sponsor or Employee Pension Plan sponsor other than the Companies) propose to take with respect thereto, together with a copy of any notice of Withdrawal Liability or Reorganization given to any Company or any Controlled Group Member and a copy of the notice of such Reportable Event given to PBGC if a copy of such notice is available to such Company or any of its Controlled Group Members; and (ii) promptly after receipt thereof, a copy of any notice the Companies or any of their Controlled Group Members or the sponsor of any Employee Pension Plan received from PBGC or the Internal Revenue Service which sets forth or proposes any action or determination with respect to such Employee Pension Plan.

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(b) Each Company will notify the Lenders of (i) any excise taxes which have been assessed or which the Companies or any of their Controlled Group Members have reason to believe may be assessed against the Companies or any of their Controlled Group Members by the Internal Revenue Service with respect to any Employee Pension Plan or Multiemployer Plan or (ii) any revocation of qualification under Code §401 which has occurred or which the Companies or any of their Controlled Group Members have reason to believe may occur with respect to any Employee Pension Plan or Multiemployer Plan.

6.4 Notices. Each Company will promptly give notice in writing to the Lenders of the occurrence of any of the following:

(a) the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof;

(b) any notice received by any Company or any Subsidiary from the Senior Lender relating to a breach or potential breach of the Senior Loan Documents or any amendment, modification, restatement, assignment, waiver or change to any Senior Loan Documents;

(c) any strike, lock-out, boycott or any other labor trouble involving any Company or Subsidiary, which could reasonably be expected to have a Material Adverse Effect;

(d) the commencement of any litigation, proceeding or dispute affecting any Company or Subsidiary, or any dispute between any Company or Subsidiary, and any Person, which litigation, proceeding or dispute, if resolved other than in the favor of such Company or any Subsidiary, could reasonably be expected to have a Material Adverse Effect;

(e) (i) any claim for indemnification made by or on behalf of any Borrower or in connection with any Purchase Transaction and any Purchase Agreement, together with a reasonably detailed description thereof and (ii) if applicable, any request for a release of funds escrowed under and pursuant to any Purchase Agreement or any related document;

(f) at least ten (10) days’ prior to the making of any Earnout Payment and any supporting calculation with respect thereto;

(g) at least ten (10) days’ prior written notice of any Future Subsidiary and the circumstances giving rise thereto;

(h) the taking of any action by the Board, the Parent’s members or any board of managers and/or directors of any Borrower in consideration of or approving a transaction or series of transactions that would constitute a Liquidity Event upon completion thereof;

(i) any Material Adverse Change; or

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(j) any changes in the personnel holding executive management positions with the Parent as at the Closing Date, including but not limited to, the President, Chief Financial Officer, or any other Authorized Officer of the Parent.

6.5 Law/Other Compliance; Environmental Matters.

(a) Each Company, and its Subsidiaries, shall comply, and cause all properties, assets, and operations owned or used by such Company and its Subsidiaries to comply, with (i) all applicable federal, state, local and other environmental, zoning, occupational safety, health, employment, discrimination, labor and other laws and regulations (including, without limitation, all Environmental Control Statutes), (ii) the provisions and requirements of all franchises, licenses, permits and certificates of compliance and approvals issued by regulatory authorities and with other like grants of authority held by the Companies and their Subsidiaries in connection with its business, (iii) all Material Agreements, and (iv) all applicable material decrees, orders and judgments.

(b) Each Company shall promptly notify the Lenders in reasonable detail once it is aware of any failure by any Company or its Subsidiaries to comply with or perform or any material breach or material violation by any Company or its Subsidiaries in respect of any of the matters compliance with which is required under Section 6.5(a).

(c) Each Company shall also (i) promptly notify the Lenders when, in connection with the operation of the business of such Company or its Subsidiaries, any Person (including, without limitation, the EPA or any state or local agency) provides verbal or written notification to such Company or its Subsidiaries or any Company or its Subsidiaries becomes aware of a condition with regard to an actual or imminently threatened Release of Hazardous Substances in material violation of any Environmental Control Statute and (ii) promptly notify the Lenders in detail upon the receipt by any Company or its Subsidiaries of an assertion of material liability under the Environmental Control Statutes or any actual or alleged failure to comply with, failure to perform, breach, violation or default under any such statutes or regulations which could reasonably be expected to have a Material Adverse Effect or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a failure to comply with, failure to perform, breach, violation or default.

(d) If any Lender acquires equitable or legal title to any of the Premises hereunder or under the Loan Documents, the Lender does not accept and shall not bear (nor shall any assignee or transferee of the Lender accept or bear) any responsibility for any Hazardous Substances in or about the Premises or for the actual or threatened Release thereof from the Premises. No provisions of the Loan Documents shall be interpreted to absolve or release either Company or any Subsidiary from any liability or responsibility which they may have to any Person, under any local, state or federal statute or regulation, for Remedial Actions with respect to any such Hazardous Substances or for the actual or threatened Release of any such Hazardous Substances

6.6 Limited Liability Company Existence; Change in Locations; After-Acquired Assets. Each Company will notify the Lenders at least thirty (30) days before any change of its name or the name of any Subsidiary and will maintain, and cause each Subsidiary, if any, to maintain:

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(a) its limited liability company existence and its qualification to do business where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(b) all licenses, permits and other authorizations necessary for the ownership and operation of its properties and businesses; and

(c) its assets and properties in good repair, working order and condition, normal wear and tear excepted, and to make all necessary or appropriate repairs, renewals, replacements and substitutions, so that the value and efficiency of all such assets and properties shall at all times be properly preserved and maintained, normal wear and tear excepted.

6.7 Insurance. Each Company and Subsidiary shall carry at all times, in coverage, form and amount satisfactory to the Lenders, hazard insurance (with fire, extended and vandalism and malicious mischief coverage and coverage against such other hazards as are customarily insured against by companies in the same or similar business), commercial general liability insurance, worker’s compensation insurance, comprehensive automobile liability insurance, business interruption insurance, and such other insurance as the Lenders may from time to time reasonably require, and pay all premiums on the policies for such insurance when and as they become due and do all other things necessary to maintain such policies in full force and effect. Each Company shall from time to time, upon request by the Lenders, promptly furnish or cause to be furnished to the Lenders evidence, in form and substance satisfactory to the Lenders, of the maintenance of all insurance required to be maintained by this Section 6.7 including, but not limited to, such originals or copies, as the Lenders may request, of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments. All insurance maintained by each Company and Subsidiary provide that the Lenders shall be notified thirty (30) days prior to any termination, cancellation or material change in any such insurance, all of which shall be set forth in an insurance certificate satisfactory, in form and substance, to the Lenders.

6.8 Books and Records; SBA Inspection Right. Each Company will maintain, and will cause each Subsidiary to maintain, accurate and complete records and books of account with respect to all its operations, and will permit, and will cause each Subsidiary to permit, officers or representatives of the Lenders and of the SBA to examine and make excerpts from such books and records and upon reasonable notice (unless an Event of Default has occurred and is continuing, in which case no such notice shall be required) to visit and inspect its properties, both real and personal, at all reasonable times and, with respect to the SBA, to verify (i) the use of the proceeds of the Senior Subordinated Loans, (ii) the certifications made by the Companies in the SBA Forms and (iii) that the principal business activity of the Companies and their Subsidiaries continues to constitute an eligible business activity (within the meaning of SBIC Act regulations). The Companies shall reimburse the Lenders for any costs and expenses incurred by it in connection with performing any inspection and examination of the books, records and properties of the Companies pursuant to this Section 6.8.

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6.9 Location of Business. The Companies will notify the Lenders in writing at least thirty (30) days prior to any change in the location of any place of business of any Company or Subsidiary, whether the establishment of a new place of business or the discontinuance of a present place of business.

6.10 Group Health Plans. Each Company will comply, and cause each Subsidiary to comply, in all material respects with the group health plan COBRA Continuation Coverage requirements of Code §4980B(f), with all provisions of §1862(b)(1) of the Social Security Act and the provisions of the Health Insurance Portability and Accountability Act of 1996. The Companies will furnish to the Lenders, as soon as possible and in any event within thirty (30) days after it knows or has reason to know, notice that any Company or Subsidiary is not in compliance with any provision of Code §4980B(f) or §1862(b)(1) of the Social Security Act.

6.11 Joinder by Future Subsidiaries. The Companies covenant and agree to cause any future Subsidiary of the Parent or other Company (a “Future Subsidiary”) to execute and deliver and become a party to this Agreement and other Loan Documents (by joinder hereto and thereto) immediately upon formation or acquisition thereof (as appropriate) and, upon the execution and delivery of such joinder, (i) such Subsidiary shall be jointly and severally liable, with the Companies for the Obligations as if such Subsidiary was an original Company hereunder and (ii) such Subsidiary shall become a co-maker under the Senior Subordinated Notes. Nothing contained in this Section 6.11 shall permit any Company to form a Subsidiary unless otherwise permitted under this Agreement.

6.12 Delivery of Senior Loan Documents. Within fifteen (15) days after the execution thereof and closing thereunder, the Companies shall deliver to counsel to each Lender two (2) separate copies of the final executed Senior Loan Seventh Amendment, the Senior Loan Fifth Amendment to Subordination Agreement and any other amendment and or restatement of the Senior Loan Documents in connection with the Transactions (including schedules, exhibits, searches, certificates, opinions, and related documents).

6.13 Financial Covenants. The Companies will comply with the Financial Covenants. The Financial Covenants may (at the election of the Lenders) be supplemented to include any of the financial covenants contained in the Senior Lenders Loan Documents which are not then part of the Financial Covenants (subject to a variance [i.e. a “cushion”], but for the avoidance of doubt, not more restrictive than financial covenants contained in the Senior Loan Documents, therefrom reasonably determined by the Lenders). If the Financial Covenants are supplemented in accordance with the foregoing, the Companies agree to enter into an amendment to this Agreement under which Schedule “A” would be modified to reflect such changes in the Financial Covenants, which amendment shall be reasonably satisfactory to the Lenders.

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6.14 Board Observation Rights; Frequency of Board Meetings.

(a) Each Lender shall have the right to designate and appoint one (1) representative to attend all special and regular meetings of the Board of the Parent solely for the purpose of observing the proceedings thereof (the “Observation Right”). In furtherance of the Observation Right, (i) Parent shall give each Lender not less than the same prior notice of the time and place of all meetings of a Board (or any committee thereof) as is given to such Board members (or such committee members, as appropriate); provided, however, notwithstanding the foregoing, (i) in no event shall any Lender receive less than (A) ten (10) days’ advance written notice of regular Board meetings, and (B) the advance written notice of special Board meetings that the Parent is required to deliver to its members under and pursuant to the LLC Agreement, (ii) Parent shall furnish each Lender with all materials (including any distribution of unsigned unanimous written consents for execution) furnished to a Board at the same time it provides such materials to such Board and shall promptly (A) furnish each Lender with copies of the minutes of all meetings of a Board and copies of all unanimous consents in writing adopted by the members of a Board, and (B) reimburse each Lender for its reasonable costs and expenses in attending a Board and committee meetings as an observer pursuant hereto. Any individual designated and appointed to participate as an observer pursuant to an Observation Right may, at any time and from time to time, be removed with or without cause, by (and only by) such Lender and replaced by another designee and appointee of any Lender by (and only by) such Lender by written notice to the Borrowers and a Board.

(b) All confidential materials and information furnished by any Company to any Lender and its designated representative in connection with the Observation Right shall be kept confidential.

(c) Parent will duly call and hold meetings of the Board (and its executive, audit and compensation committees, if applicable) not less frequently than quarterly during each Fiscal Year.

(d) The Lenders shall also have an Observation Right for and with respect to meetings of the board of directors (or any committee thereof) of any Subsidiary of any Company, on the same terms and conditions as are otherwise set forth in Sections 6.14(a) through (c), as if such provisions were set forth in their entirety in this Section 6.12(d).

6.15 Preemptive Rights; Additional Debt.

(a) Each Lender, as a member of the Parent, shall have those rights to participate in the future sale of Units on the terms and subject to the conditions set forth in Section 6.2 of the LLC Agreement (as in effect on the date hereof and as may be amended from time to time in the manner permitted thereby and hereby), the provisions of which are incorporated herein by reference thereto as if fully set forth herein.

(b) In addition to the rights of the Lenders referred to in Section 6.15(a), the Companies shall provide the Lenders with at least thirty (30) days’ advance written notice of its desire to incur Debt for borrowed money or issue any Debt securities (other than Permitted Debt) (“Additional Debt”) while any of the Obligations are outstanding and provide the Lenders with the first and prior right to provide such Additional Debt on such terms and conditions as are mutually acceptable to both the Lenders and the Companies. In furtherance thereof, if the Lenders desire to provide the Additional Debt, then the Lenders and the Companies shall in good faith negotiate the terms and conditions thereof, provided that the Companies shall be permitted to obtain such Additional Debt from a third party in the event that the Companies and the Lenders are unable to mutually agree upon the terms and conditions on which the Additional Debt will be provided by the Lenders.

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6.16 Right to Put SubDebt Units and Warrant Units.

(a) Put Right. At any time during the Put Period, each Lender shall have the right, upon written notice to the Parent (the “Put Notice”), to put to the Parent (i.e. to sell and require the Parent to purchase) (an “Exercising Lender”) (x) all and not less than all of the SubDebt Units held by such Lender, (y) all and not less than all of the Warrant Units acquired by such Lender under the Warrants and/or (z) all and not less than all of the Warrant Units issuable upon exercise of the Warrants held by such Lender (collectively, the “Put Securities”) for an amount, payable by wire transfer of immediately available funds, equal to (i) the greater of (A) five and one-half (5.5) times Adjusted EBITDA for the most recent trailing twelve (12) (TTM) month period immediately preceding the Put Date minus the aggregate amount of Funded Debt of the Parent and its Subsidiaries outstanding as of the Put Date plus cash, Cash Equivalents, financial instruments, and marketable securities of the Parent and its Subsidiaries as of the Put Date, or (B) the Fair Market Value, multiplied by (ii) percentage representing the Fully-Diluted Membership Percentage Interest of the Put Securities being put by the Exercising Lender hereunder (the amount required to be paid by the Parent to an Exercising Lender in connection with any Put exercised under this Section 6.16(a) being referred to herein as the “Put Price”).

(b) Calculation of Put Price. In connection with the foregoing, as soon as possible following the Put Date, but in any event not later than thirty (30) days following the Put Date, the Parent shall furnish, or cause to be furnished, to the Exercising Lender its calculation of the Put Price under clause (i)(A) of Section 6.16(a), which shall be certified as true, correct and complete by the Parent’s Chief Financial Officer and which shall be accompanied by those financial and related statements, data and information used by the Parent in connection with such calculation. The Parent shall also furnish the Exercising Lender with such additional information that the Exercising Lender may reasonably request in connection with the Parent’s calculation of the Put Price. The Exercising Lender shall have the right to cause the Accounting Firm to review and verify the calculation of the Put Price, and the Parent shall provide such party with all documents and information necessary for such review and calculation. The reasonable fees and expenses of the Accounting Firm in connection with such review shall be paid by the Parent.

(c) Payment of Put Price. Payment of the Put Price payable upon the exercise of any Put shall be made by the Parent to the Exercising Lender in the manner required by Section 6.16(a) within fifteen (15) days after the Put Price has been determined, unless the Put Price is determined in connection with the occurrence of a Liquidity Event (in which case the Put Price shall be payable concurrently with the occurrence of the Liquidity Event). Each Borrower hereby, jointly and severally, guarantees and becomes surety for the prompt payment and satisfaction of the Put Price hereunder.

(d) Revocation Right. The Exercising Lender shall have the right at any time prior to receiving the Put Price to revoke, in writing, the Put to which it relates (and in such case the Exercising Lender shall pay the reasonable out-of-pocket costs incurred by the Parent in connection with any determination of Fair Market Value and the Accounting Firm resulting from such Put), in which case the provisions of this Section 6.16 and the Exercising Lender’s right to exercise a Put thereafter shall continue unaffected.

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(e) Fair Market Value; Liquidity Event. The parties recognize, acknowledge and agree that the amount of consideration payable in respect of the Put Securities in connection with a Liquidity Event is indicative of the fair market value of such Put Securities at the time of such Liquidity Event. As a result, notwithstanding anything contained herein to the contrary, in the event that the Put is being executed in connection with a Liquidity Event that has been or is being completed or at any time within six (6) months after a Liquidity Event has been completed, and the Liquidity Event involves the sale of more than fifty percent (51%) of the issued and outstanding Units or liquidation of Parent following a sale of all or substantially all of Parent’s assets, then Fair Market Value shall be determined by reference to the consideration due and payable (or that would have been due and payable) to the Exercising Lender in respect of its Put Securities at the closing of such Liquidity Event.

(f) Notice to Other Lender. The Exercising Lender shall deliver a copy of the Put Notice to the other Lender simultaneously with its delivery thereof to the Parent, unless the Put Notice has been delivered jointly by the Lenders as Exercising Lenders hereunder. It is understood that a Lender shall have the right to deliver a Put Notice and become an Exercising Lender at any time and, if so delivered after a Put Notice has been delivered by the other Lender but closing with respect thereto has not yet occurred, then the Parent shall be required to simultaneously purchase all Put Securities pursuant hereto at the closing of the Put Securities of the Exercising Lender that first exercised its put hereunder.

(g) Put Closing; Deferred Closing. Upon the exercise by an Exercising Lender of the Put, the Parent covenants and agrees that it shall set aside in trust for the benefit of each Exercising Lender all funds necessary to purchase the Put Securities subject to the Put, which funds shall be used to pay the Put Price payable to such Exercising Lender, upon the surrender of the certificates, if any, representing the Put Securities subject to the Put to the Parent for purchase (or such affidavits, indemnity and undertakings as would be reasonably necessary to replace any certificate claimed to have been lost, stolen or destroyed). In the event that the Parent does have sufficient funds on hand to pay the Put Price, then Parent shall, and cause its Subsidiaries to, use any and all commercially reasonable efforts to obtain funds in the form of debt and/or equity financing sufficient to pay the Put Price in cash to each Exercising Lender. Further, if legally available funds under the limited liability company law of the State of Delaware are insufficient to pay the entire Put Price for the Put Securities required to be purchased in connection with the Put (as reasonably and in good faith determined by the Board and supported by an opinion of counsel to the Parent that is reasonably satisfactory to the Exercising Lender) and the Parent is unable to obtain financing in an amount sufficient to pay the entire Put Price for the Put Securities required to be purchased in connection with the Put as contemplated by the provisions of the immediately preceding sentence, then each Exercising Lender may elect pursuant to written notice to the Parent:

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(i) Deferred Purchase Date. To allow the Put rights exercised by the Exercising Lender hereunder to remain exercised and defer the closing date until any of the first five (5) Business Days after there are sufficient legally available funds under the limited liability company law of the State of Delaware to effect the purchase at which time the Put Price shall be recalculated to be an amount equal to the greater of the original Put Price or the Put Price as of the date of payment of such Put Price, provided that, as and to the extent that there are sufficient legally available funds under applicable law to effect the purchase, the Parent and its Subsidiaries jointly and severally shall promptly make partial payments of the Put Price, together with accrued interest thereon at the Default Rate, to each Exercising Lender (with such payments to be allocated between the Exercising Lenders on a pro rata basis based on the total amount of the Put Price payable to each such Exercising Lender) and the Parent shall use commercially reasonable efforts to remove the restriction preventing it from paying the entire Put Price;

(ii) Issuance of Promissory Note. To cause the Parent and its Subsidiaries to issue their joint and several senior subordinated promissory note to the order of each Exercising Lender in the amount of the Put Price for the Put Securities held by such Exercising Lender and subject to the Put, calculated as of the date of the issuance of such promissory note, in form and substance reasonably satisfactory to the Exercising Lender, with a maturity date of twelve (12) months from the date of the Put Notice delivered by the Exercising Lender and an interest rate equal to the Default Rate; or

(iii) Rescission of Put. To rescind the exercise by such Exercising Lender of the Put pursuant to this Section 6.16 in whole or in part at the option of the Exercising Lender with the result that the Exercising Lender may require the Parent to purchase its Put Securities at any time thereafter in accordance with the provisions of this Section 6.16; provided, that nothing contained in this Section 6.16(g) (including, without limitation, the provisions of clauses (i), (ii) and (iii) above) shall limit the rights and remedies available to the Exercising Lenders for any failure to purchase the Put Securities as required pursuant to this Section 6.16 (it being understood and agreed that any such failure to purchase shall constitute a material breach of this Agreement by the Parent).

(h) Reinstatement; Continuation of Rights Upon Default. In the event that the Parent shall default in the payment of any portion of the Put Price, then, in addition to any other rights and remedies of the Exercising Lender which may be available herein or in any of the other Loan Documents (or at law or in equity), the Put Securities subject to the put shall remain vested with the Exercising Lender and the Exercising Lender shall continue to have the rights of a holder of Class A Units hereunder and under the LLC Agreement.

(i) Surviving Affirmative and Negative Covenants. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, so long as any Lender holds any Put Securities hereunder, Parent has any obligations under this Section 6.16 and notwithstanding any prior repayment in full of the Senior Subordinated Notes thereunder, the Companies covenant and agree that they will continue to comply, and cause their Subsidiaries to continue to comply, with the following covenants contained in this Agreement notwithstanding the repayment in full of the Senior Subordinated Notes: Section 6.1, Section 6.5, Section 6.6(a), Section 6.8, Section 6.14, Section 6.15, Section 7.1, Section 7.2, Section 7.4, Section 7.6, Section 7.7, Section 7.13 and Section 7.15. By way of clarification, upon repayment in full of the Senior Subordinated Notes, the Companies and their Subsidiaries shall only be required to comply with those affirmative and negative covenants identified in the immediately preceding sentence.

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6.17 Reservation of Parent Units. On or prior to the Closing Date, Parent will, to the extent applicable, reserve and thereafter keep reserved, at all times sufficient Class A Units of the Parent for issuance to Brookside II and Calvert upon exercise of the Warrants, which reserved Class A Units, when issued and delivered upon exercise of the Warrants, shall be validly issued, fully-paid, non-assessable and free and clear of Liens.

6.18 Confidentiality and Related Agreements. Each Company shall cause all employees, officers and consultants of the Companies hired or engaged on or after the Closing Date and who are either involved in the management of the Companies or are reasonably expected to have access to confidential information, proprietary information or trade secrets of the Companies to, concurrently with their hiring or engagement, execute and deliver to the Companies a standard and customary non-competition, non-disclosure, assignment of developments and non-solicitation agreement, under which the Companies right to confidential information and developments and inventions shall be protected and preserved, which agreement shall be in a form which has been approved by the Board and the Lenders.

6.19 Communication with Accounting Firm. Each Company authorizes each Lender to communicate directly with the Accounting Firm and authorizes and shall instruct the Accounting Firm to disclose and make available to each Lender any and all financial statements and other supporting financial documents, schedules and information relating to any Company with respect to the business, financial condition and other affairs of any Company.

6.20 Management. The Companies shall, at all times, maintain senior executive management that is reasonably satisfactory to the Lenders.

6.21 SBA Covenants.

(a) Each Company agrees that it shall not engage in any activities, nor shall any Company use directly or indirectly the proceeds of the Senior Subordinated Loans for any purpose, for which an SBIC is prohibited from providing funds by the Act, including Title 13, Code of Federal Regulations, §107.720.

(b) Each Company shall provide the Lenders and the SBA reasonable access to its books and records for the purpose of verifying the use of the proceeds of the Senior Subordinated Loans and for all other purposes required by the SBA.

(c) Promptly after the end of each Fiscal Year (but in any event prior to February 28 of each year) during which the Senior Subordinated Loans remain outstanding, each Company shall provide to the Lenders a written assessment, in form and substance reasonably satisfactory to the Lenders, of the economic impact of the financing described herein, specifying the full-time equivalent jobs created or retained, the impact of the financing on such Company’s business in terms of expanded revenue and taxes and other appropriate economic benefits, including, but not limited to, technology development or commercialization, minority business development, urban or rural business development, expansion of exports and assistance to manufacturing firms.

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(d) Upon the request of any Lender, for so long as the Lenders hold any interest in any Company, directly or indirectly, each Company will (i) provide to such Lender such financial statements and other information as such Lender may from time to time reasonably request for the purpose of assessing each Company’s financial condition and (ii) provide to such Lender all information relating to each Company as such Lender may from time to time reasonably request in order to prepare and file SBA Form 468 or as any Governmental Authority asserting jurisdiction over such Lender may reasonably request or require.

(e) Each Company will at all times comply with the non-discrimination requirements of Title 13, Code of Federal Regulations, Parts 112, 113 and 117 for so long as Lender holds any interest in either Company, directly or indirectly.

6.22 Post-Closing Legal Opinion Letter. Each Company hereby covenants and agrees that in the event there are any future amendments to, modifications of, or any amendment and restatements of, this Agreement or any of the other Loan Documents, such Company shall cause to be delivered to the Lenders in connection therewith an opinion letter from Companies’ counsel (including local Delaware counsel), in form and substance acceptable to the Lenders; provided, however, nothing herein shall be construed in any way as an agreement, intention, proposal or commitment by the Lenders, nor shall anything set forth herein bind the Lenders in any way, to amend, modify or amend and restate this Agreement or any of the other Loan Documents at any time in the future in any respect.

6.23 Post-Closing Covenants. The Companies shall satisfy all of the post-closing covenants and agreements set forth on Schedule 6.23 within the time periods required thereby, which covenants and agreements are incorporated herein by reference thereto as if fully set forth herein.

SECTION 7. NEGATIVE COVENANTS.

Subject to the provisions of Section 6.16(i), the Companies covenant and agree that from and after the Closing Date and so long as any of the Obligations remain outstanding and unpaid, in whole or in part, the Companies will observe the following covenants unless the Required Lenders shall otherwise consent in writing:

7.1 Debt. Each Company agrees that it will not, nor will it permit any Subsidiary to, create, incur, assume or suffer or permit to exist any Debt, including indebtedness for borrowed money or any indebtedness constituting the deferred portion of the purchase price of any property, except:

(a) any Obligations, whether evidenced by the Senior Subordinated Notes or any other instruments;

(b) Debt to suppliers and other trade creditors incurred in the ordinary course of business by such Company and its Subsidiaries;

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(c) Senior Debt in the aggregate maximum amount equal to the amount defined as “Senior Debt” under and pursuant to Senior Lender Subordination Agreement; provided, however, the Borrowers shall be permitted to refinance the Senior Debt with another financial institution (a “Replacement Senior Lender”) subject to the satisfaction of the following conditions: (i) the aggregate principal amount of the replacement senior debt to be provided by such Replacement Senior Lender shall not exceed the maximum amount of Senior Debt permitted in accordance with this Section 7.1(c) (the “Replacement Senior Debt”); (ii) the Lenders shall have received not less than thirty (30) days prior written notice of the closing of any Replacement Senior Debt (including copies of all documents relating to such Replacement Senior Debt in “draft” form not less than fifteen (15) Business Days prior to the closing thereof and final copies of such documents promptly upon such closing (the “Replacement Senior Loan Documents”); (iii) the Replacement Senior Loan Documents shall be satisfactory to the Lenders and on terms substantially similar to the Senior Loan Documents, including, without limitation, similar amortization periods with respect to the repayment of the Senior Debt and financial covenants similar to the financial covenants currently set forth in the Senior Loan Documents; (iv) the Replacement Senior Lender and the Lenders shall have executed an intercreditor and subordination agreement dated the date of the closing of such Replacement Senior Debt, in such form as may be reasonably required by the Replacement Senior Lender with respect to the Replacement Senior Debt but containing terms which are not materially more onerous on the Lenders as the Senior Lender Subordination Agreement; and (v) the net cash proceeds received by Borrowers from the Replacement Senior Debt shall be used by the Borrowers to repay the outstanding principal balance due and owing by Borrowers under the Senior Debt, which repayment shall be accompanied by a permanent termination of the Senior Debt and a release on any Liens on the Companies’ assets.

(d) Debt to the Sellers in respect of the Earnout Payments.

7.2 Liens.

(a) Each Company agrees that it will not, nor will it permit any Subsidiary to, create, assume, or suffer to exist, any Lien of any kind upon the Premises or any of its other assets, whether now owned or hereafter acquired, except:

(i) the Liens created under the Senior Loan Documents;

(ii) Liens for taxes not yet payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of such Company or Subsidiary;

(iii) mechanics’, materialmen’s, warehousemen’s, carriers’ or other like Liens arising in the ordinary course of business of such Company or any Subsidiary, arising with respect to obligations which are not overdue for a period longer than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of such Company or any Subsidiary;

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(iv) deposits or pledges to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature or given in the ordinary course of business by such Company or any Subsidiary; and

(v) other encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities in the title thereto, which do not arise in connection with the borrowing of, or any obligation for the payment of, money and which, in the aggregate, do not materially detract from the value of the Premises or the business, properties or assets of such Company or any Subsidiary.

(b) Each Company shall not, nor shall it permit any Subsidiary to, agree or covenant with or promise any Person, other than the Senior Lender and the Lender, that it will not pledge its assets or properties or otherwise grant any Liens on any of its property, real or personal, whether now owned or hereafter acquired nor pledge, or permit to be pledged, any equity interest in any Company.

7.3 Investments; Permitted Investments. Each Company agrees that it will not, nor will it permit any Subsidiary to, make or suffer to exist any Investment (by way of transfer of property, contribution to capital, purchase of stock, securities, partnership or other ownership interests or evidence of indebtedness, acquisition of the business or assets or otherwise) in, or make or suffer to exist any advances or loans to, any Person, except that:

(a) each Company and its Subsidiaries, if any, may extend trade credit under usual and customary arm’s length terms in the ordinary course of business;

(b) Investments (including equity securities and debt obligations) of the Companies and their Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(c) each Company and its Subsidiaries may make Permitted Investments.

7.4 Restricted Payments; Acquisition or Issuance of Securities. Each Company agrees that it will not, nor will it cause or permit any Subsidiary to, declare or pay any Restricted Payment (whether in cash or in property) and no Company or any Subsidiary shall issue any such Capital Stock, warrants, rights, or other securities to any Person (or permit any Subsidiary to do so) except as follows:

(a) LTN Staffing may make distributions to the Parent for the purpose of which is to fund distributions permitted to be made by the Parent hereunder;

(b) BG Staffing may make distributions to LTN Staffing;

(c) BG Personnel, BG Personnel Staffing and B G Staff Services may make distributions to BG Staffing;

(d) the Brookside II Warrant Units may be issued by the Parent to Brookside II upon exercise of the Brookside II Warrant;

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(e) the Calvert Warrant Units may be issued by the Parent to Calvert upon exercise of the Calvert Warrant;

(f) the Parent may satisfy its put obligations under and pursuant to Section 6.16;

(g) the Parent may make distributions to Brookside and Calvert pursuant to the Warrants;

(h) additional Class B Units may be issued to members of the Borrowers’ management following the Closing Date, so long as (i) the Class B Units are profits interests issued under an equity incentive plan approved by the Board and the Lenders and (ii) the Lenders shall consent in writing to the issuance of such Class B Units;

(i) the Parent may issue Units for the purpose of raising additional equity capital that is required for the Companies’ business so long as (i) the issuance is approved by the Board, (ii) the Lenders have the pre-emptive right to purchase their respective pro-rata share of such Units in accordance with the provisions of Section 6.2 of the LLC Agreement, (iii) the issuance is dilutive on a proportionate basis to other holders of Units (determined on an as-converted or as-exercised, as appropriate, basis) and (iv) the issuance does not give rise to a Change of Control; and

(j) the Parent may make Tax Distributions so long as no Default or Event of Default has occurred or would be caused thereby.

7.5 Mergers, Consolidations; Amendment of Organizational Documents. Each Company agrees that it will not, nor will it permit any Subsidiary to, (i) enter into any transaction of merger, consolidation, share exchange, reorganization or similar transaction, except that, so long as no Default or Event of Default exists or would result therefrom, any Borrower may merge, consolidate or reorganize with and into another Borrower, (ii) complete a public offering, or (iii) modify, amend, restate, or supplement any Organizational Document of any Company or Subsidiary, except that, so long as no Default or Event of Default exists or would result therefrom, any Borrower may modify, amend, restate or supplement, its Organizational Documents so long as such modification, amendment, restatement or supplement does not violate or cause such Borrower to violate any term or provision of the Loan Agreement or any of the other Loan Documents.

7.6 Disposition of Assets. Each Company agrees that it will not, nor will it permit any Subsidiary to, liquidate or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, pledge, or otherwise transfer or dispose of any part of its properties, assets or business except that each Company and its Subsidiaries may sell used equipment no longer used or useful in connection with their respective businesses so long as such sale does not or, as far as any Company can reasonably foresee, could have a Material Adverse Effect, provided that the sales permitted hereunder shall be conditioned upon (x) the absence of a Default or Event of Default (and any Default or Event of Default arising therefrom, (y) the sale being completed for a purchase price equal to or greater than fair market value, and (z) the proceeds from the sale, net of reasonable expenses, being reinvested in the Companies.

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7.7 Board Fees. The Parent will not, nor will it permit any Subsidiary to, pay fees to members of the Board (or similar governing body), except that an outside independent director may receive fees in an aggregate amount not to exceed Twenty-Five Thousand Dollars ($25,000.00) during any Fiscal Year so long as the aggregate amount of fees paid to all outside independent directors does not exceed Seventy-Five Thousand Dollars ($75,000.00) during any Fiscal year; provided that (i) none of the members on the Board as of the Closing Date shall be considered outside independent directors for purposes of this Section 7.7 and (ii) none of the fees otherwise due and payable by the Parent to outside independent directors shall be paid while there is an Event of Default under Section 8.1(a)(i) (but such fees, together with past due fees, may be paid if and when such Event of Default has been cured).

7.8 Guaranty Obligations. Each Company agrees that it will not, nor will it permit any Subsidiary to, become or remain liable, directly or indirectly, in connection with Guaranty Obligations, except that (i) the Companies and any Subsidiary may endorse negotiable instruments for collection in the ordinary course of their respective businesses and (ii) the Parent may guarantee the Borrower’s obligations in respect of the Senior Debt.

7.9 Sales and Lease-Backs. Each Company agrees that it will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person, whereby such Company or any Subsidiary shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which such Company or such Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

7.10 Continuance of Business.

(a) Each Company agrees that it will not, nor will it permit any Subsidiary to, engage in any line of business other than those in which such Company was actively engaged immediately prior to the Closing Date. In addition thereto, no Company or any Subsidiary will engage in any activities or use, directly or indirectly, the proceeds from the sale of the Senior Subordinated Loans for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.

(b) Parent agrees that it will not engage in any line of business other than to serve as a holding company for the ownership interests of the Borrowers.

7.11 Voluntary Prepayments; Modification of Debt Instruments; Management Agreements. Each Company agrees that it will not, nor will it permit any Subsidiary to, (i) prepay, purchase, redeem or otherwise acquire for value prior to the stated maturity thereof all or any part of any Debt of such Company or any Subsidiary, if any, for borrowed money (other than the Obligations as provided herein and the Senior Debt as provided in the Senior Loan Documents), (ii) amend, modify or supplement in any way, or request any waiver of the provisions of, (A) any instrument providing for or evidencing any Debt of such Company or any of its Subsidiaries, if any, for borrowed money or constituting the deferred purchase price of property or assets, (B) Sections 5.2, 6, 7, 8, 10 or 12 of the LLC Agreement, (C) the Management Agreement or (D) any employment, non-competition, or other agreement relating or pertaining to the management of the Companies or (iii) enter into any agreement under which it is responsible for the payment of Management Fees (other than the Management Agreement).

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7.12 Protection of Property. Each Company agrees that it will not, nor will it permit any Subsidiary to, permit any equipment to become a fixture or an accession to other goods.

7.13 Transactions with Affiliates. Except as expressly permitted by this Agreement, each Company agrees that it will not, nor will it permit any Subsidiary to, directly or indirectly:

(a) make any Investment in, or loan or advance to, an Affiliate of such Company, except that, so long as no Default or Event of Default exists or would result therefrom, any Borrower may make any Investment in, or loan or advance to another Borrower;

(b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate of such Company, except that, so long as no Default or Event of Default exists or would result therefrom, any Borrower may transfer, sell, lease, assign or otherwise dispose of any assets to another Borrower;

(c) merge into or consolidate with or purchase or acquire assets from an Affiliate of such Company, except that, so long as no Default or Event of Default exists or would result therefrom, each Borrower may merge or consolidate into another Borrower; or

(d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, any guarantees or assumptions of obligations of an Affiliate) of such Company except that, so long as no Default or Event of Default exists or would result therefrom, any Company may enter into a transaction directly or indirectly with another Company;

provided that the Companies and any Subsidiary may enter into any transaction with an Affiliate of the Companies for the leasing of property, the rendering or receipt of services or the purchase or sale of assets in the ordinary course of business for a consideration which is substantially as advantageous to the Companies or such Subsidiary as the consideration which it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

7.14 Fiscal Year; Auditors. Each Company agrees that it will not, nor will it permit any Subsidiary to, change its Fiscal Year or its auditors without the prior written consent of the Lenders, which consent shall not be unreasonably withheld.

7.15 OFAC. Each Company agrees that it will not, nor will it permit any Subsidiary to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

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7.16 Management Fees. No Company or any Subsidiary shall pay any Management Fees to any Person, except that the Parent may pay to the Sponsor Management Fees, provided that (i) the annual amount of Management Fees may not exceed One Hundred Seventy-Five Thousand Dollars ($175,000.00), (ii) the quarterly Management Fees may not exceed Forty-Three Thousand Seven Hundred Fifty Dollars ($43,750.00), (iii) no Management Fees may be paid if an Event of Default has occurred and is continuing under Section 8.1(a), (iv) the Companies are in compliance with the Financial Covenants at the time of the payment of such Management Fees and would be in pro-forma compliance with the Financial Covenants after giving effect to the payment of such Management Fees, and (v) payment of the Management Fees is permitted under Section 9.6(c) of the Senior Loan Agreement as in effect on the date hereof. At the request of the Lenders, the Companies covenant and agree to cause any recipient of Management Fees to acknowledge, recognize and agree to the restrictions contained in clause (iii) of the immediately preceding sentence of this Section 7.16.

7.17 Earnout Payments. No Company shall make any payment in respect of Earn Out Payments unless (i) the Companies have provided the Lenders with advance written notice of the Earn Out Payment, together with any supporting documentation relating thereto, but only if such advance notice and documentation requirement is required under the Senior Loan Agreement, (ii) no Default or Event of Default shall be in existence at the time of such Earn Out Payment, (iii) no Default or Event of Default shall occur as a result of the Earn Out Payment and (iv) the Earn Out Payment shall be expressly permitted under the Senior Loan Agreement. At the request of the Lenders, the Companies covenant and agree to cause any recipient of Earn Out Payments to acknowledge, recognize and agree to the restrictions contained in clauses (ii) and (iii) of the immediately preceding sentence of this Section 7.17.

7.18 Registration Rights. Parent covenants and agrees that it shall not, nor shall it permit any Company, to grant demand, S-3, piggyback or other registration rights for and with respect to any equity security of Parent (or any successor thereto formed for the purpose of or in contemplation of an Initial Public Offering) unless the Parent and/or such other Company provides such registration rights to the Lenders as well.

SECTION 8. EVENTS OF DEFAULT, REMEDIES.

8.1 Events of Default. The following shall constitute “Events of Default:”

(a) Non-Payment. (i) Failure by the Companies to pay the principal of or accrued interest on any Senior Subordinated Note or any other instrument evidencing any Obligation by the date such amount becomes due, or (ii) failure of the Companies or any Subsidiary to pay any other amount payable to the Lenders, whether under this Agreement, any other Loan Document or otherwise, within three (3) Business Days after such amount becomes due.

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(b) Falsity of Representations and Warranties. Any representation or warranty made by the Companies or any Subsidiary in this Agreement or in any other Loan Document or in any certificate, financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall be false or misleading in any material respect.

(c) Failure to Perform Certain Covenants. Failure by the Companies or any Subsidiary to observe or perform any other covenants, conditions or provisions contained in this Agreement or in any other Loan Document, provided that, except with respect to a violation of the covenants contained in Sections 6.11 (Joinders), 6.13 (Financial Covenants), 6.14 (Board Observation Rights), 6.15 (Preemptive Rights), 6.16 (Put Rights), 6.21 (SBA Covenants), 6.23 (Post-Closing Covenants) or Section 7, such failure shall continue for a period of thirty (30) days after the earlier of (i) written notice thereof from any Lender to the Companies, or (ii) the date on which any officer or manager of any Company knew, or should reasonably have known, of such failure.

(d) Default Under Other Obligations. Any Company or any Subsidiary:

(i) defaults in any payment of principal of or interest on any material obligations for borrowed money (other than under the Senior Subordinated Notes or in connection with the Senior Debt under and pursuant to the Senior Loan Agreement) or for the deferred purchase price of property beyond any period of grace provided with respect thereto; or

(ii) defaults in the performance of any other agreement, term or condition contained in any such material obligation or in any agreement relating thereto beyond any period of grace provided with respect thereto, if the effect of such default is to cause, or to permit the holder or holders of such material obligation (or a trustee on behalf of such holder or holders) to then cause, such material obligation to become due prior to its stated maturity. As used herein, “material obligation” means any obligation of any Company or Subsidiary in excess of Five Hundred Thousand Dollars ($500,000.00).

(e) Voluntary Bankruptcy, Etc. The commencement by any Company or any Subsidiary of a voluntary case under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Company or any Subsidiary or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of any Company or any Subsidiary generally to pay its debts as such debts become due, or the taking of any limited liability company action by or corporate action, as appropriate, by any Company or any Subsidiary in furtherance of any of the foregoing.

(f) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of any Company or any Subsidiary in an involuntary case under the Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any Company or any Subsidiary or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) days.

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(g) ERISA.

(i) (A)(1) Any Employee Pension Plan is terminated within the meaning of Title IV of ERISA, or (2) a trustee is appointed by the appropriate United States District Court to administer any Employee Pension Plan, or (3) the PBGC institutes proceedings to terminate any Employee Pension Plan, or (4) any Reportable Event occurs which the Lenders determine in good faith indicates a substantial likelihood that an event described in (1), (2), or (3) above will occur, or (5) any Company or any of its Controlled Group Members incur any Withdrawal Liability with respect to any Multiemployer Plan or (6) any Multiemployer Plan enter Reorganization, and (B) with respect to events described in (1)-(4) above, only, the benefit commitments (within the meaning of ERISA §4001(a)(16)), exceed the market value of the assets in the fund under the Employee Pension Plan by, five percent (5%) or more of such Company’s or its Controlled Group Members’ tangible net worth;

(ii) there occurs any Accumulated Funding Deficiency with respect to any Employee Pension Plan and any Company or any of its Controlled Group Members fails to correct such Accumulated Funding Deficiency prior to the end of the taxable period within the meaning of Code §4971(c)(3); or

(iii) any Employee Pension Plan loses its tax-qualified status.

(h) Default Under Other Documents. An “Event of Default” or similar event shall have occurred and be continuing under any other Loan Document.

(i) Default Under Senior Loan Documents; Cross-Acceleration. An “Event of Default” or similar event shall have occurred and be continuing under any Senior Loan Document which gives rise to a cessation of Permitted Payments as provided by the terms of the Senior Lender Subordination Agreement (a “Senior Lender Loan Document Default”); provided, however, the waiver by the Senior Lender of such Senior Lender Loan Document Default which is accompanied by the payment to the Lenders of all past due Permitted Payments (including late charges) and the resumption of the payment of scheduled Permitted Payments shall constitute an automatic cure of the Event of Default described in this Section 8.1(i).

(j) Unenforceability. (i) Any material provision of any of the Loan Documents shall at any time for any reason cease to be a valid and binding obligation of any Company or Subsidiary which is a party thereto, or shall be declared to be null and void or (ii) the validity or enforceability thereof shall be contested by any Company or Subsidiary or any governmental agency or authority, or any such Company or Subsidiary shall deny that it has any further liability or obligation under any Loan Document to which it is a party.

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(k) Judgments. Any judgments are entered against any Company in an aggregate amount exceeding Five Hundred Thousand Dollars ($500,000) in any fiscal year or in such lesser amount as could reasonably be expected to have a Material Adverse Effect, that are not covered by insurance and all such judgments shall not have been satisfied, stayed or bonded pending appeal within thirty (30) days from the entry thereof, provided that all rights of execution on any attachment or judgment lien or other action by such judgment creditor against any Company and/or its Subsidiaries, as appropriate, have been discharged or stayed.

(l) Criminal and Related Violations. The indictment of any Company or Subsidiary under any criminal statute of criminal or civil proceedings against any Company or Subsidiary pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any material property of any Company or Subsidiary, or any Company or Subsidiary engages or participates in any “check kiting” activity regardless of whether a criminal investigation has been commenced.

(m) Liquidity Event. The occurrence of a Liquidity Event.

8.2 Acceleration.

(a) Upon the occurrence of a Non-Bankruptcy Event of Default, but subject to the automatic cure provisions of Section 8.1(i), the Required Lenders may, by written notice to the Borrower, declare the Senior Subordinated Notes, and all other instruments evidencing the Obligations to be due and payable, whereupon the principal amount of the Senior Subordinated Notes and all outstanding Obligations, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of a Bankruptcy Event of Default, the Senior Subordinated Notes and all instruments evidencing the Obligations shall automatically and immediately become due and payable, in all cases without any action on the part of the Lender.

8.3 Right of Setoff. Upon the occurrence of a Default or an Event of Default, the Lenders shall have the right, in addition to all other rights and remedies available to them, to set off against the unpaid balance of the Obligations, any debt owing to any Company by the Lenders.

8.4 No Marshalling, Etc., Required. If an Event of Default shall have occurred and be continuing, the Lenders shall not be required to marshal any present or future security for, or guarantees of, the Obligations or to resort to any such security or guarantee in any particular order and the Companies waive, to the fullest extent that they lawfully can, any right they might have to require the Lenders to pursue any particular remedy before proceeding against them.

8.5 Remedies Cumulative. The Lenders may exercise any of their rights and remedies set forth in this Agreement and the other Loan Documents. The remedies of the Lenders shall be cumulative and concurrent, and may be pursued singly, successively, or together, at their sole discretion, and may be exercised as often as the occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

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8.6 Annulment of Defaults. Section 8.1 is subject to the condition that, if at any time after the principal of the Senior Subordinated Notes or any other Obligations and liabilities of the Companies to the Lenders under any other Loan Document shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, then and in every such case the Lenders may, by written instrument signed by the Lenders and filed with the Companies, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

8.7 Right to Cause a Liquidity Event. In addition to the foregoing rights and remedies, in the event that an Event of Default has occurred under Section 8.1(a)(i) or Section 8.1(a)(ii) which is not cured within one hundred eighty (180) days and in addition to all other rights and remedies available to the Lenders as a result thereof, the Companies shall take, or cause to be taken, any and all action necessary to cause a Liquidity Event to occur as soon as possible thereafter, but in any event within one hundred eighty (180) days, which would result in the payment and satisfaction in full of the Obligations.

8.8 Appointment of Representative Under Loan Documents.

(a) Each Lender hereby designates and appoints Brookside and Calvert as jointly as their representative (in such capacity, the “Representative”) of such Lender under the Loan Documents, and each Lender authorizes the Representative to take such action on its behalf under the provisions of the Loan Documents as the Representative deems appropriate and to exercise all powers of the Lenders under the Loan Documents, together with such other powers as are reasonably incidental thereto. Borrower shall be entitled to rely upon any communication it receives from the Representative as the action of the Lenders and shall not be charged with the obligation to inquire of the Lenders as to whether such communication was authorized by the Lenders. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Representative shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Representative.

(b) The Representative may exercise any of its powers under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such powers. The Representative shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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(c) Neither the Representatives nor any of its officers, directors, partners, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Companies or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Representative under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Companies to perform their obligations thereunder. The Representative shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Companies.

(d) The Representative shall be entitled to rely, and shall be fully protected in relying, upon any note, writing resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Person and upon advice and statements of legal counsel (including without limitation, counsel to the Companies, independent accountants and other experts selected by the Representative. The Representative may deem and treat the holder of any of the Securities as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Representative. The Representative shall be fully justified in acting or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the holders of the Senior Subordinated Notes or, after payment in full of the Senior Subordinated Notes and all amounts payable hereunder in respect of the Senior Subordinated Notes, the holders the SubDebt Units and the Warrant Units (the “Required Lenders”) as it deems appropriate or it shall first be indemnified to its satisfaction by the Required Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Representative shall in all cases by fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Securities.

(e) The Representative shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default under any of the Loan Documents unless the Representative has received notice from a Lender or the Borrower referring to the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Representative receives such a notice, the Representative shall give notice thereof to the Lenders. The Representative shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Representative shall have received such directions, the Representative may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Required Lenders.

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(f) Each Lender expressly acknowledges that neither the Representative nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Representative hereinafter taken, including any review of the affairs of the Companies, shall be deemed to constitute any representation or warranty by the Representative to any Lender. Each Lender represents to the Representative that it has, independently and without reliance upon the Representative or any Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Companies and made its own decision to purchase the Securities and enter into the Loan Documents. Each Lender also represents that it will, independently and without reliance upon the Representative or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business operations, property, financial and other condition and creditworthiness of the Companies. The Representative shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Companies which may come into the possession of the Representative or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

(g) The Lenders agree to indemnify the Representative in its capacity as such (to the extent not reimbursed by the Companies and without limiting the obligation of the Companies to do so), ratably according to the respective outstanding amounts of their Senior Subordinated Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of any of the debentures or the termination of the Loan Documents) be imposed on, incurred by or asserts against the Representative in any way relating to or arising out of the Loan Documents) be imposed on, incurred by or asserted against the Representative in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by the Representative under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Representative’s gross negligence or willful misconduct. The agreements in this Section 8.8(g) shall survive the payment of the Senior Subordinated Notes and all other amounts payable under the Loan Documents in respect of the Senior Subordinated Notes, and shall survive the issuance of the SubDebt Units and the Warrant Units.

(h) The Representative may resign as Representative upon ten (10) days’ notice to the Lenders. If the Representative shall resign as Representative under the Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor representative for the Lenders, whereupon such successor representative shall succeed to the rights, powers and duties of the Representative, and the term “Representative” shall mean such successor representative effective upon its appointment, and the former Representative’s rights, powers and duties as Representative shall be terminated, without any other or further act or deed on the part of such former Representative or the Lenders or any of the parties to the Loan Documents. After any retiring Representative’s resignation as Representative, the provisions of this Section 8.8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Representative under the Loan Documents.

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8.9 Distribution of Proceeds. In the event that following the occurrence or during the continuance of any Default or Event of Default, any Lender receives any monies with respect to the amounts due hereunder, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Representative and the Lenders for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Lenders in connection with the collection of such monies by the Lender, for the exercise, protection or enforcement by the Lender of all or any of the rights, remedies, powers and privileges of the Lenders under the Senior Subordinated Notes and the Warrants or relating to the Senior Subordinated Notes and the Warrants under this Agreement or any of the other Loan Documents;

(b) Second, to all other Obligations in such order or preference as the Lenders may determine; provided, however, that distributions shall be made to the Lenders pro-rata; and

(c) Third, the excess, if any, shall be returned to the Companies or to such other Persons as are entitled thereto.

SECTION 9. MISCELLANEOUS.

9.1 No Waiver; Cumulative Remedies. No failure or delay on the part of the Lenders in exercising any right, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude or require any other or further exercise thereof or the exercise of any other right, power or privilege. The Lenders shall not be deemed, by any act of omission or commission, to have waived any of their rights or remedies hereunder (or any other provision hereof) unless such waiver is in writing and signed by the Lenders, and then only to the extent specifically set forth in writing. A waiver with respect to one event shall not be construed as continuing or as a bar to or a waiver of any right or remedy with respect to a subsequent event. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

9.2 Notices. All notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the numbers set forth below, (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, post prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may hereafter specify by written notice to the other party hereof:

The Companies:	LTN Acquisition, LLC
LTN Staffing, LLC
BG Staffing, LLC
BG Personnel Services, LP
B G Staff Services, Inc.
14900 Landmark Boulevard, Suite 300
Dallas, Texas 75254
Attention: L. Allen Baker, Jr, President and CEO

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with a copy to:	Fulbright & Jaworski, L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: William Paul Bowers, Esq

Calvert:	Legg Mason SBIC Mezzanine Fund, L.P.
111 South Calvert Street, Suite 1800
Baltimore, MD 21202
Attention: Mr. Joseph W. Hasse

Brookside and Brookside II:	Brookside Pecks Capital Partners, L.P.
Brookside Mezzanine Fund II, L.P.
201 Tresser Boulevard, Suite 330
Stamford, CT 06901-3435

Attention: Mr. Corey L. Sclar
With a copy to:	Stevens & Lee
(in the case of	620 Freedom Business Center
notices to	Suite 200
Lenders)	King of Prussia, PA 19406

Attention: Steven M. Tyminski, Esquire

9.3 Reimbursement of Lenders. The Companies agree to pay all out-of-pocket costs and expenses of the Lenders, including reasonable fees and disbursements of counsel, in connection with or incident to (i) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, together with the Transactions, (ii) any amendment, modification, waiver, or consent relating hereto or thereto including, without limitation, any of the foregoing which relate or pertain to any work-out, restructuring, or renegotiation of this Agreement or any of the Loan Documents, (iii) the enforcement of this Agreement or any of the Loan Documents (and any of the agreements, documents or instruments executed in connection therewith and/or referred to therein), including, without limitation, the reasonable fees and disbursements of counsel for the Lenders in connection with any such enforcement actions, (iv) the review by the Lenders of, and advice sought from counsel with respect to, provisions relating to Defaults and Events of Default and actions which the Lenders are permitted to take under or in connection with this Agreement and the other Loan Documents provided that such review is initiated by a good faith belief by the Lenders that there may be a Default or an Event of Default, including, without limitation, the reasonable fees and disbursements of counsel for the Lenders in connection with any such review, (v) any bankruptcy, insolvency or similar proceeding instituted by or against any Company or Subsidiary, (vi) amounts paid by the Lenders to third parties in connection with the maintenance and/or preservation of its rights and interests hereunder, (vii)   advances made by the Lenders for the account of the Companies as authorized under this Agreement or any of the other Loan Documents, (viii) the preparation for negotiations regarding consultations concerning the defense or prosecution of any legal proceedings involving any claim (including third-party claims) made or threatened against the Lenders related to or involving the Loan Documents, the Transactions, the Lenders’ relationship with the Companies, or any actions taken by or on behalf of the Lenders under the Loan Documents, and (ix) all other costs and expenses incurred by or for the account of the Lenders in connection with the Transactions (including, without limitation, expenses incurred in connection with the Lenders’ due diligence examination and review of the Companies, environmental site assessment fees, appraisal fees, lien search costs, and filing and recordation fees).

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9.4 Payment of Expenses and Taxes. In addition to payment of the expenses and counsel fees provided for in Section 9.3, the Companies agree to pay, and to save the Lenders harmless from any delay in paying, stamp and other similar taxes, if any, including, without limitation, all levies, impositions, duties, charges or withholdings, together with any penalties, fines or interest thereon or other additions thereto, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement and the Loan Documents or any modification of any thereof or any waiver or consent under or in respect of any thereof.

9.5 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made in this Agreement and all other Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Senior Subordinated Loans hereunder. The provisions of Sections 9.3, 9.4, 9.9, 9.10 and 9.11 hereof shall survive payment of the Obligations.

9.6 Binding Effect; Assignment. This Agreement, the Senior Subordinated Notes and the other Loan Documents shall inure to the benefit of the Companies, the Lenders and all future holders of the Senior Subordinated Notes and each of their respective successors and assigns. This Agreement, the Senior Subordinated Notes and the other Loan Documents shall be binding upon the Companies, the Lenders and all future holders of any Senior Subordinated Note and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of the Lenders. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Company. Nothing contained in any Loan Document shall be construed as a delegation to the Lenders of any other Person’s duty of performance. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, EACH COMPANY ACKNOWLEDGES AND AGREES THAT EACH LENDER at any time and from time to time may (SUBJECT TO THE LIMITATIONS ON, AND REQUIREMENTS FOR, THE ASSIGNMENT OR TRANSFER OF THE SENIOR SUBORDINATED NOTES CONTAINED HEREIN or therein) sell, assign or transfer all or any part of its rights or obligations under ANY SENIOR SUBORDINATED NOTE, OR OTHER LOAN DOCUMENT TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, AN “aDDITIONAL LENDER”) and  grant participating interests in all or any part of its rights or obligations under EITHER SENIOR SUBORDINATED note OR OTHER LOAN DOCUMENT to other persons (each such person, a “Participant”). Each Additional Lender shall (i) be subject to the approval of the Borrower (which approval shall not be unreasonably withheld), provided that no such approval shall be required if (y) a Default or Event of Default has occurred or (z) the Additional Lender is an Affiliate of such Lender, and (ii) have all of the rights and benefits with respect to the Senior Subordinated Notes and/or the other Loan Documents held by it as fully as if the original holder thereof and shall become a party to this Agreement by signing a counterpart of this Agreement or a joinder or similar agreement. Each Participant shall have only the rights granted to it by such Lender granting its participating interest; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the Companies for the performance of such obligations; and (iii) the Companies shall, unless otherwise notified in writing, continue to deal solely and directly with such Lender in connection with such Lender’s rights, interests and obligations under this Agreement, the Senior Subordinated Notes and the other Loan Documents and such Lender shall retain the sole right to enforce this Agreement. Notwithstanding anything to the contrary in the Senior Subordinated Notes or other Loan Document, the Companies shall not be obligated to pay under this Agreement or any Senior Subordinated Notes to any Additional Lender or any Participant any sum in excess of the sum which the Companies would have been otherwise obligated to pay under this Agreement had such transfer or participation not been effected. Notwithstanding any other provision of any Loan Document, such Lender may disclose to any Additional Lender or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document, subject to the confidentiality obligations to which the Additional Lender and Participant may become subject under Section 6.14(b). Each Lender shall also have the right to transfer and assign all or any portion of its Subdebt Units and the Warrants to an Additional Lender or other Person subject, however, to the provisions of the LLC Agreement and this Agreement.

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9.7 Construction. This Agreement, all Loan Documents, and the rights and obligations of the parties hereunder and thereunder, shall be governed by and construed and interpreted in accordance with, the domestic internal laws of the State of Delaware without regard to its rules pertaining to conflict of laws. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8 Severability. Any provision contained in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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9.9 Indemnity. The Companies hereby agree, whether or not any of the Transactions shall be consummated, to pay, assume liability for, and indemnify, protect, defend, save and keep harmless each Lender (and its directors, officers, employees, shareholders, agents, successors, assigns and Affiliates, the “Lender Indemnitees”) from and against, any and all liabilities, obligations, losses, damages, settlements, claims, actions, suits, fines, penalties, costs and expenses (including, but not limited to, legal and investigative fees and expenses) of whatsoever kind and nature, including, but not limited to claims based upon negligence, strict or absolute liability, liability in tort, latent and other defects (whether or not discoverable), and any claim for patent, trademark or copyright infringement which may from time to time be imposed on, incurred by or asserted against each Lender (whether or not any such claim is also indemnified or insured against by any other Person) in any way relating to or resulting from this Agreement, or any Loan Document, or any of the Transactions, provided that no Lender Indemnitee shall have the right to be indemnified under this Section 9.9 for any liability resulting from the willful misconduct or gross negligence of such Lender Indemnitee (as finally determined by a court of competent jurisdiction). In the event that the foregoing indemnity is unavailable or insufficient to hold any Lender Indemnitee harmless, then the Companies shall (i) contribute to amounts paid or payable by such Lender Indemnitee in respect of such Lender Indemnitee’s losses in such proportions as appropriately reflect the relative benefits received by and fault of, the respective Companies, on the one hand, and such Lender Indemnitee, on the other, in connection with the matters as to which such losses relate and other equitable considerations, but in no event less than the maximum contribution amount permitted by law and (ii) in connection with the exercise of any Observation Right, provide to the representative of each Lender who is serving as an observer or other Lender Indemnitee all rights under and benefits of the indemnification provisions of the Organizational Documents of the Companies. The provisions of this Section 9.9 shall survive the payoff, release, foreclosure or other disposition, as applicable, of this Agreement and the Obligations.

9.10 Waiver of Trial by Jury; Jurisdiction.

(a) Each party to this Agreement agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this Agreement or any other Loan Document or which in any way relates, directly or indirectly, to the Loan Documents or any event, transaction, or occurrence arising out of or in any way connection with the Loan Documents, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. EACH COMPANY ACKNOWLEDGES AND AGREES THAT THIS SECTION 9.10 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AMONG THE PARTIES AND THAT THE LENDERS WOULD NOT COMPLETE THE TRANSACTIONS IF THIS WAIVER OF JURY TRIAL SECTION WERE NOT A PART OF THIS AGREEMENT.

(b) For the purpose of any suit, action or proceeding arising out of or relating to this Agreement and the Loan Documents, each Company hereby irrevocably consents and submits to the jurisdiction and venue of any of the Courts of the State of Delaware, including, without limitation, the United States District Court located in the State of Delaware, and appoints and constitutes the Secretary of State of the State of Delaware as its agent to accept and acknowledge on its behalf all service of process in connection with any such matter, copies of which process shall be mailed or delivered to such Company. Each Company irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentence shall be deemed in every respect effective and valid personal service of process upon the Companies. The provisions of this Section 9.10(b) shall not limit or otherwise affect the right of the Lender to institute and conduct action in any other appropriate manner, jurisdiction or court.

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9.11 Waiver of Automatic or Supplemental Stay. In the event that a petition for relief under any chapter of the Bankruptcy Code is filed by or against any Company, each Company promises and covenants that it shall not seek a supplemental stay pursuant to Bankruptcy Code §§ 105 or 362 or any other relief pursuant to Bankruptcy Code §105 or any other provision of the Bankruptcy Code, whether injunctive or otherwise, that would stay, interdict, condition, reduce or inhibit any Lender’s ability to enforce any rights it has, at law or in equity, to collect the Obligations from any Person other than such Company, as the case may be.

9.12 Actions Against Lender; Release.

(a) Any action brought by the Companies or any Subsidiary against any Lender which is based, directly or indirectly, or on this Agreement or any other Loan Document or any matter in or related to this Agreement or any other Loan Document, including but not limited to the making of the Senior Subordinated Loans or the administration or collection thereof, shall be brought only in the courts of the State of Delaware. The Companies may not file a counterclaim against any Lender in a suit brought by any Lender against the Companies in a state other than the State of Delaware unless under the rules of procedure of the court in which any Lender brought the action the counterclaim is mandatory and will be considered waived unless filed as a counterclaim in the action instituted by such Lender.

(b) Upon full payment and satisfaction of the Senior Subordinated Loans and the interest thereon, as provided in Section 2, the parties shall thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability or obligation in connection with the Senior Subordinated Loans except as expressly set forth herein, except to the extent any payment received by the Lender is determined to be a preference or similar voidable transfer.

9.13 Press Releases and Related Matters. Each party hereto agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any other party, its respective Affiliates, or referring to this Agreement or the other Loan Documents without at least two (2) Business Days prior notice to the other party and without the prior written consent of the other party unless (and only to the extent that) such party or its Affiliates is required to do so under law and then, in any event, such party will consult with the other party before issuing such press release or other public disclosure. Each party hereto consents to the publication by the Lenders of a tombstone or similar advertising material relating to the financing transactions contemplated hereby, and in connection therewith, grants to the Lenders the right to use its name, logo and a brief description of its business and the financing transactions contemplated hereby.

9.14 Performance by Lenders. If any Company shall fail to observe or perform any of the terms, agreements or covenants contained in this Agreement or in any other Loan Document, the Lenders may, in their discretion, but without any obligation or duty to do so, and without waiving any Default or Event of Default, perform any of such terms, agreements or covenants, in part or in whole, and any money advanced or expended by the Lenders in or toward the fulfillment of such terms, agreements or covenants, shall be due on demand and, until paid, bear interest at the Default Rate.

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9.15 Counterparts; Signature by Facsimile and E-mail Transmission. This Agreement and any amendment, restatement, or termination of any provision of this Agreement, may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A party's transmission by facsimile or by e-mail transmission of an Adobe Portable Document Format (also known as a PDF file) of a copy of this Agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this Agreement to the party receiving the transmission. A party that has delivered this Agreement by facsimile or e-mail transmission shall forthwith deliver an originally executed copy to the other party or parties.

9.16 Further Actions. Each Company shall execute and deliver such documents and instruments, and take such other actions, as the Lenders deem necessary to consummate the Transactions.

9.17 Entire Agreement. This Agreement and the Loan Documents represent the entire agreement among the Lender and the Companies with respect to the financing transactions to which they relate, and cannot be modified, supplemented, varied, changed or amended except by an agreement in writing signed by (i) the Companies and (ii) both Lenders.

9.18 Customer Identification - USA Patriot Act Notice; OFAC and Bank Secrecy Act. Each Lender hereby notifies each Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and each Lender’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies such Company, which information includes the name and address of such Company and such other information that will allow each Lender to identify such Company in accordance with the Act. In addition, each Company shall (a) ensure that no person who owns a controlling interest in or otherwise controls such Company or any subsidiary of such Company is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Senior Subordinated Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

9.19 Subordination by Companies. The Companies hereby agree that all present and future Indebtedness of any Company to another Company or a Subsidiary of any of them (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Obligations, and each Company agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as the Senior Subordinated Notes shall not have been declared to be due and payable, each Company may make and receive such payments as shall be customary in the ordinary course of such Company’s business, as and to the extent not prohibited under this Agreement. Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Company or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of all of the Obligations before any Company shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANIES:

LTN ACQUISITION, LLC, a Delaware limited
liability company

By:		/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

LTN STAFFING, LLC, a Delaware limited liability company

By:		/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability
company

By:		LTN Staffing, LLC, a Delaware limited
liability company, its sole member

	By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

BG PERSONNEL SERVICES, LP, a Texas
limited partnership

By: BG Staffing, LLC, a Delaware limited liability
company, its General Partner

By:	LTN Staffing, LLC, a Delaware limited
liability company, its sole member

	By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive
Officer

BG PERSONNEL, LP, a Texas limited
partnership

By: BG Staffing, LLC, a Delaware limited liability
company, its General Partner

By:	LTN Staffing, LLC, a Delaware limited
liability company, its sole member

	By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive
Officer

[Signature Page to Securities Purchase Agreement]

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

LENDERS:

LEGG MASON SBIC MEZZANINE FUND, L.P.

By: Legg Mason SBIC Mezzanine Fund Management, LLC, its sole General Partner

	By:	/s/ Joseph W. Hasse
Name: Joseph W. Hasse
Title: Member

BROOKSIDE PECKS CAPITAL PARTNERS L.P.

By: Brookside Pecks Management, LLC, its sole General Partner

	By:	/s/ David D. Buttolph
Name: David D. Buttolph
Title: Managing Director

BROOKSIDE MEZZANINE FUND II, L.P.

By: Brookside Mezzanine Partners II, LLC, its General Partner

	By:	/s/ Corey Sclar
Name: Corey Sclar
Title: Managing Director

[Signature Page to Securities Purchase Agreement]

SCHEDULES

A	Financial Covenants
B	Senior Loan Agreement; Senior Loan Amendment Documents
2.1(a)(i)	Form of Brookside II Senior Subordinated Note
2.1(a)(ii)	Form of Brookside II Warrant
2.1(e)	OID Allocation (Brookside II)
2.2(a)(i)	Form of Calvert Senior Subordinated Note No. 2
2.2(a)(ii)	Form of Calvert Warrant
2.2(b)	Form of Calvert Senior Subordinated Note No. 1
2.2(f)	OID Allocation (Calvert)
2.3(a)	Form of Brookside Senior Subordinated Note
3.5	Litigation
3.6	Title to Assets; Leases
3.7	Licenses; Intellectual Property
3.10(a)	GAAP Exceptions
3.10(c)	Business Plan
3.10(e)(i)	Capital Structure of Parent
3.10(f))	Capital Structure of LTN Staffing
3.10(g)	Capital Structure of BG Staffing
3.10(h)	Capital Structure of BG Personnel
3.10(i)	Capital Structure of BG Personnel Services
3.10(j)	Capital Structure of B G Staff Services
3.15	No Notices; No Violations
3.17	Material Agreements
3.18	Transactions with Affiliates
3.20	Environmental Matters
3.21	Closing/Success Fees
6.22	Post Closing Covenants

EXHIBITS

“A” Form of Compliance Certificate

(i)

EXHIBIT “A”

Form of Compliance Certificate

In accordance with the provisions of Section 6.1(b) of the Amended and Restated Securities Purchase Agreement (the “Purchase Agreement”) dated May 28, 2013, by and among LTN Acquisition, LLC, a Delaware limited liability company (the “Parent”), LTN Staffing, LLC, a Delaware limited liability company formerly (“LTN Staffing”), BG Staffing, LLC, a Delaware limited liability company (“BG Staffing”), BG Personnel Services, LP, a Texas limited partnership (“BG Personnel Services”), BG Personnel, LP, a Texas limited partnership (“BG Personnel”), and B G Staff Services, Inc., a Texas corporation (“B G Staff Services”; and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower;” the Parent and the Borrowers, collectively, the “Companies” and each a “Company”), parties of the first part, and Legg Mason SBIC Mezzanine Fund, L.P., Brookside Pecks Capital Partners, L.P. and Brookside Mezzanine Fund II, L.P. (collectively, the “Lenders”), parties of the second part, the undersigned, being the Chief Financial Officer of the Companies, does hereby certify to the Lenders as follows:

(i)  The representations and warranties made by the Companies in Section 3 of the Purchase Agreement are true and complete in all material respects as on and as of the date hereof as if made on and as of this date;

(ii)  The Companies have, as of the date hereof, performed all covenants and agreements required to be performed by them under the Purchase Agreement and related Loan Documents; and

(iii)  No Default or Event of Default has occurred, [except and to the extent specifically set forth on Exhibit ”A” attached hereto and made a part hereof].

(iv)  The Companies are in compliance with the Financial Covenants. A calculation of the Financial Covenants is set forth in Exhibit ”B” attached hereto and made a part hereof.

Any capitalized terms which are used in this Certificate and which are not defined herein, but which are defined in the Purchase Agreement, shall have the meanings given to those terms in the Purchase Agreement.

IN WITNESS WHEREOF, I have executed this Certificate the ____ day of ___________________.

(SEAL)
Name:
Title: Chief Financial Officer of the Companies

schedule ”A”

Financial Covenants

1. Defined Terms. Except as otherwise set forth in this Schedule ”A,” any capitalized term used herein shall have the meaning ascribed to it in the Agreement.

2. Capital Expenditures. The Companies agree that they will not, nor will they permit any Subsidiary to, make or become obligated in connection with Capital Expenditures (including Capitalized Lease Obligations) if, after giving effect thereto, the aggregate amount of the Capital Expenditures (including any Debt constituting the deferred portion of the purchase price thereof) would exceed Two Hundred Seventy-Five Thousand Dollars ($275,000.00) during any Fiscal Year.

3. Minimum Debt Service Ratio. The Companies shall not permit the Debt Service Coverage Ratio (i) for the one Fiscal Quarter period ending in June 2013, (ii) for the two Fiscal Quarter period ending in September 2013, (iii) for the three Fiscal Quarter period ending in December 2013, and (iv) for the four Fiscal Quarter period ending in March 2014 and for the four Fiscal Quarter period ending in each Fiscal Quarter thereafter, to be less than 1.10 to 1.00.

4. Senior Funded Indebtedness to EBITDA Ratio. As of the end of each Fiscal Quarter of Companies for the four Fiscal Quarter period then ending, the Companies shall not permit the Senior Funded Indebtedness to EBITDA Ratio to be greater than the maximum amount set forth below for the corresponding period set forth below:

Four Fiscal Quarters Ended In:	Maximum Ratio
June 2013	3.30 to 1.00
September 2013	3.00 to 1.00
December 2013	2.50 to 1.00
March 2014 and each	2.20 to 1.00
Fiscal Quarter thereafter

provided; however, notwithstanding anything to the contrary contained herein, for purposes of calculating the Senior Funded Indebtedness to EBITDA Ratio above, and solely for the four Fiscal Quarter period ending in each of September 2012, December 2012 and March 2013, EBITDA (regardless of how such term is defined or calculated pursuant to its definition set forth in Section 1.1 hereof) for such periods shall be deemed to be as follows:

Four Fiscal Quarters Ended In:	EBITDA
September 2012	$2,800,000
December 2012	$2,300,000
March 2013	$1,700,000

For purposes of calculating the Senior Funded Indebtedness to EBITDA Ratio for the four Fiscal Quarter period ending in June 2013 and for the four Fiscal Quarter period ending in each Fiscal Quarter thereafter, EBITDA shall be determined using the financial statements required to be delivered to Lender pursuant to Sections 6.1(a) and 6.1(c) hereof.

A-2

5. Calculation of Financial Covenants. The calculation of any Financial Covenant applicable to the Companies, or any component thereof, shall be made on a consolidated basis in accordance with GAAP after the elimination of all inter-company items.

A-3

Schedule 2.1(e)

Brookside II Senior Subordinated Note	$3,812,895
Brookside II Warrant	$187,105

Total	$4,000,000

Schedule 2.2(e)

Calvert Senior Subordinated Note No. 2	$1,906,448
Calvert Warrant	$93,552

Total	$2,000,000

Schedule 6.23

Post-Closing Schedule

As soon as possible after the Closing Date, but in any event within thirty (30) days after the Closing Date, the Companies shall have delivered a fully-completed SBA Form 1031 (Portfolio Financing Report) (in form and substance satisfactory to the Lenders)